     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 2000
                                                      REGISTRATION NO. 333-XXXXX
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                 SITESMITH, INC.

             (Exact Name of Registrant as Specified in Its Charter)
                                 --------------

              DELAWARE                                          4813                                          77-0522276
   (State or Other Jurisdiction of                  (Primary Standard Industrial                           (I.R.S. Employer
   Incorporation or Organization)                    Classification Code Number)                        Identification Number)

                                3283 SCOTT BLVD.
                              SANTA CLARA, CA 95054

       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)
                                 --------------
                                MARK F. SPAGNOLO
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                3283 SCOTT BLVD.
                              SANTA CLARA, CA 95054
                                 (408) 987-6400

             (Name, Address Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                 --------------
                                   COPIES TO:

      JEFFREY Y. SUTO                                      STEPHEN L. BURNS
       DAVID C. LEE                                     CRAVATH, SWAINE & MOORE
    RICHARD G. CHISHOLM                                     WORLDWIDE PLAZA
    DANIEL M. FRIEDLAND                                    825 EIGHTH AVENUE
     VENTURE LAW GROUP                                    NEW YORK, NY 10019
A PROFESSIONAL CORPORATION
    2800 SAND HILL ROAD
   MENLO PARK, CA  94025

                                 --------------
                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
              SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                 --------------
       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

---------------
       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

---------------
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                 --------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                     TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM                      AMOUNT OF
                   SECURITIES TO BE REGISTERED                     AGGREGATE OFFERING PRICE (1)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001                                              $40,000,000                         $10,560
====================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

                                 --------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

********************************************************************************
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
********************************************************************************

                  SUBJECT TO COMPLETION, DATED AUGUST 11, 2000

                                          Shares

                                [SITESMITH LOGO]
                                  Common Stock

                                 --------------


       Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be
between $           and $          per share. We have applied to list our
common stock on The Nasdaq Stock Market's National Market under the symbol
"STSM".

       The underwriters have an option to purchase a maximum of       additional
shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.


                                              UNDERWRITING
                                PRICE TO      DISCOUNTS AND     PROCEEDS TO
                                 PUBLIC        COMMISSIONS       SITESMITH
                              -------------  ----------------  --------------


Per Share..................       $              $                 $
Total......................   $              $                 $

       Delivery of the shares of common stock will be made on or about   , 2000.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                                    CHASE H&Q

                                                              ROBERTSON STEPHENS

                     The date of this prospectus is     , 2000.

                     [INSIDE FRONT COVER--GRAPHICS AND TEXT]

{Top Center--SiteSmith URL--www.sitesmith.com}

{Left column art work and headlines without body copy from 3 advertisements that SiteSmith ran in national publications.}

Headlines

{Image 1. Salt & Pepper Shakers}
You Provide the Internet Site
We Provide the Tools,
The People and the Seasoning
To Really Make it Cook

{Image 2. Alarm Clock}
If Your Site
Isn't Running Like Clockwork,
Consider This
Your Wakeup Call

{Image 3. Pressure Gauge}
Nobody Is
Better Equipped To Manage
High Pressure
Internet Infrastructure Management

The Tools, People and Experience To Keep Internet Sites Up and Running

Whether an Internet site gets 100 hits a day or several million, SiteSmith has the tools, people and experience you need to ensure quality operations on your Internet site.

SiteSmith is a leading provider of comprehensive, cutting-edge Internet infrastructure management services. Our services are designed to maximize the performance, reliability and security of large-scale, complex Internet sites. In order to build a large-scale Internet operation, a company must not only design an Internet site but must also establish a complex Internet infrastructure that consists of web and application servers, network-connectivity, operating systems, databases, storage, security, monitoring, and other appropriate hardware and software. We design and architect the Internet infrastructure for our customers, install the necessary hardware and software, recommend and establish network connectivity, and perform ongoing monitoring and security services.

{Bottom Center--SiteSmith tag line--Sites Don't Work Without Us}

                      [INSIDE BACK COVER--TEXT AND GRAPHIC]

Text--SiteSmith is a leading provider of comprehensive, cutting-edge Internet infrastructure management services designed to maximize the performance, reliability and security of large-scale, complex Internet sites. Our core services include establishing and maintaining the infrastructure of our customer's Internet operations. Our premium services currently include automated monitoring, security and network redundancy.

Graphic--illustration of the typical infrastructure of an Internet site with the components covered under SiteSmith core and premium services color coded and keyed to a legend.

                                 --------------

                                TABLE OF CONTENTS

                                                 PAGE                                                        PAGE
                                                ------                                                      ------
PROSPECTUS SUMMARY..............................    1   RELATED PARTY TRANSACTIONS..........................  43
RISK FACTORS....................................    5   PRINCIPAL STOCKHOLDERS..............................  47
SPECIAL NOTE REGARDING FORWARD-LOOKING                  DESCRIPTION OF CAPITAL STOCK........................  49
   STATEMENTS...................................   13   SHARES ELIGIBLE FOR FUTURE SALE.....................  51
USE OF PROCEEDS.................................   14   U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
DIVIDEND POLICY.................................   14      NON-U.S. HOLDERS.................................  53
CAPITALIZATION..................................   15   UNDERWRITING........................................  55
DILUTION........................................   16   NOTICE TO CANADIAN RESIDENTS .......................  58
SELECTED FINANCIAL DATA.........................   17   LEGAL MATTERS.......................................  59
MANAGEMENT'S DISCUSSION AND                             EXPERTS.............................................  59
ANALYSIS OF FINANCIAL CONDITION AND                     WHERE YOU CAN FIND ADDITIONAL INFORMATION...........  59
   RESULTS OF OPERATIONS........................   18   INDEX TO FINANCIAL STATEMENTS....................... F-1
BUSINESS........................................   25
MANAGEMENT......................................   33

                                 --------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL _______________ , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

       THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE INVESTING IN OUR COMMON STOCK.


                                   THE COMPANY

       SiteSmith is a leading provider of comprehensive, cutting-edge Internet infrastructure management services. Our services are designed to maximize the performance, reliability and security of large-scale, complex Internet sites. In order to build a large-scale Internet operation, a company must not only design an Internet site but must also establish a complex Internet infrastructure that consists of web and application servers, network connectivity, operating systems, databases, storage, security, monitoring, and other appropriate hardware and software. We design and architect the infrastructure for our customers' Internet operations, install the necessary hardware and software, recommend and establish network connectivity, and perform ongoing monitoring and security services. Because we overcome the complexities of managing Internet operations, we get our customers' Internet operations up and running quickly, and keep them running. By relying on us to manage their mission-critical Internet operations, businesses can focus on their strategic initiatives and core competencies. According to Aberdeen Group, the Internet infrastructure management and related services market will grow from $700 million in 1998 to $14 billion in 2002. We believe that our role in creating the Internet infrastructure management services market positions us to secure engagements with a large number of Internet companies and traditional businesses.

       We offer our customers an outsourced Internet infrastructure management solution. Our offerings consist of core services and premium services. Our core services include establishing and maintaining the infrastructure for our customers' Internet operations. Our premium services currently include automated monitoring, security and network redundancy.

       Our solution combines broad technical expertise with a singular emphasis on maximizing the performance, reliability and security of our customers' Internet operations. We have relationships with leading hardware, software, web hosting and other Internet infrastructure companies, including Cisco, Sun Microsystems, StorageNetworks, Oracle and AboveNet. Key elements of our solution include:

       o    comprehensive service offerings,

       o    experience with large-scale, complex Internet operations,

       o expertise in a wide range of operating systems, hardware, software and services tailored to customer requirements, and

       o 24x7 Internet infrastructure support and geographical proximity to data centers.

     Our technical personnel focus exclusively on analyzing, recommending, implementing and supporting our customers' Internet infrastructure. Our customers include both Internet companies and traditional businesses. To date, we have worked with over 100 customers, including About.com, Critical Path, Electronic Arts, Microsoft Hotmail, and Ogilvy & Mather. We maintain a permanent presence near major data centers, with offices in Silicon Valley, Los Angeles, New York City, Newark, Herndon (Virginia), Chicago, and London. Our founders have extensive experience in Internet infrastructure management and our Chief Executive Officer, Mark F. Spagnolo, was formerly President and Chief Executive Officer of UUNET.

       Our goal is to become the leading global provider of outsourced Internet infrastructure management services by:

       o   offering high-quality services,

       o growing recurring revenue by providing value-added services that enhance the performance of our customers' Internet operations,

       o   expanding our global presence, and

       o   growing the SiteSmith brand.

       SiteSmith, Inc. was incorporated as SiteBrigade in Delaware on September 8, 1999. On November 15, 1999, we changed our name to SiteSmith, Inc. Our principal executive offices are located at 3283 Scott Blvd., Santa Clara, California 95054. Our telephone number at that location is 408-987-6400.

       SITESMITH, SITEBRIGADE, SITES DON'T WORK WITHOUT US and the sprocket design logo are pending trademarks or service marks of SiteSmith, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.


                                  THE OFFERING

       EXCEPT AS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION. SEE "UNDERWRITING."


Common stock offered...............    __________ shares

Common stock to be
outstanding after this offering....    __________ shares

Use of proceeds....................    For general corporate purposes including
                                       working capital, operating expenses and, although we have no current plans to do so, to fund potential acquisitions.

Proposed Nasdaq
National Market symbol.............    STSM

Risk factors.......................    See "Risk Factors" beginning on page 5
                                       for a discussion of factors you should
                                       carefully consider before deciding to buy our common stock.

       THE NUMBER OF SHARES OF COMMON STOCK TO BE OUTSTANDING AFTER THIS OFFERING IS BASED ON OUR SHARES OUTSTANDING AS OF AUGUST 1, 2000. THIS INFORMATION EXCLUDES:

       o 6,254,107 shares issuable upon the exercise of options outstanding pursuant to our 1999 Stock Option Plan as of August 1, 2000 at a weighted average exercise price equal to $0.63 per share,

       o 1,590,475 shares issuable upon the exercise of options outstanding pursuant to our 2000 Executive Stock Incentive Plan as of August 1, 2000 at a weighted average exercise price equal to $1.75 per share, and

       o 530,833 shares issuable upon the exercise of warrants outstanding as of August 1, 2000 at a weighted average exercise price equal to $1.82 per share.

                             SUMMARY FINANCIAL DATA

       The following table presents our summary financial data and has been derived from our audited financial statements for the period from September 8, 1999 (inception) to December 31, 1999 and from our audited interim financial statements for the six month period ended June 30, 2000, all of which are included in this prospectus. The pro forma balance sheet data give effect to the automatic conversion in connection with this offering of our preferred stock outstanding as of June 30, 2000 into our common stock. The subsequent transaction balance sheet data gives further effect to the issuance on July 20, 2000 of 4,717,372 shares of Series C preferred stock, and the subsequent automatic conversion in connection with this offering of such shares of preferred stock into shares of common stock on a 1:1 basis. The pro forma as adjusted balance sheet data give further effect to our issuance and sale of ___________ shares of common stock in this offering and our receipt of the net proceeds from the sale of these shares after deducting underwriting discounts and commissions and estimated offering expenses payable by us. You should read the following summary financial data together with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and the related notes, each of which is included in this prospectus.

                                                                                    PERIOD FROM
                                                                                 SEPTEMBER 8, 1999     SIX MONTHS
                                                                                (INCEPTION) THROUGH   ENDED JUNE 30
                                                                                 DECEMBER 31, 1999        2000
                                                                                -------------------   -------------
                                                                                       (IN THOUSANDS, EXCEPT
                                                                                          PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Revenue:
   Service revenue.........................................................          $         98     $    3,842
   Equipment revenue.......................................................                    --          3,546
                                                                                     -------------    -----------
     Total revenue.........................................................                    98          7,388
Costs and expenses:
   Cost of service revenue.................................................                   484          7,867
   Cost of equipment revenue...............................................                    --          3,300
   Research and development................................................                    67            345
   Sales and marketing.....................................................                   147          5,301
   General and administrative..............................................                   861          7,416
   Stock-based compensation................................................                   663          4,829
                                                                                     -------------    -----------
     Total costs and expenses..............................................                 2,222         29,058
                                                                                     -------------    -----------
Loss from operations.......................................................                (2,124)       (21,670)
Interest income, net.......................................................                    21            327
                                                                                     -------------    -----------
Net loss...................................................................                (2,103)       (21,342)
Accretion of redemption premium on mandatorily redeemable
   convertible preferred stock.............................................                   (60)        (1,119)
                                                                                     -------------    -----------
Net loss attributable to common stockholders...............................          $     (2,163)    $  (22,462)
                                                                                     =============    ===========
Net loss per share attributable to common stockholders,
   basic and diluted (1)...................................................          $      (1.17)    $    (6.68)
                                                                                     =============    ===========
Weighted average number of shares attributable to common stockholders,
   basic and diluted.......................................................                 1,847          3,361
                                                                                     =============    ===========
Pro forma net loss per share attributable to common stockholders,
   basic and diluted (unaudited)...........................................          $      (0.30)    $    (1.25)
                                                                                     =============    ===========
Pro forma weighted average number of shares attributable to
   common stockholders, basic and diluted (unaudited)......................                 7,247         17,942
                                                                                     =============    ===========


                                                                           AS OF JUNE 30, 2000
                                                        ---------------------------------------------------------
                                                                                     SUBSEQUENT      PRO FORMA
                                                          ACTUAL       PRO FORMA    TRANSACTION(2)  AS ADJUSTED
                                                        ------------  ------------  --------------  -------------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................   $     6,431     $   6,431         $28,058
Working capital......................................        (2,810)       (2,810)         23,817
Total assets.........................................        24,396        24,396          46,023
Current liabilities..................................        17,428        17,428          12,428
Mandatorily redeemable convertible preferred stock...        25,201            --              --
Total stockholders' (deficit) equity.................       (18,234)        6,968          33,595
--------------

     (1) This information is based on the number of shares outstanding as of June 30, 2000. This table excludes 6,475,639 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.57 per share as of June 30, 2000.

     (2) The issuance of the 4,717,372 shares of Series C preferred stock On July 20, 2000 consisted of the following:

          o 3,827,818 shares of Series C preferred stock sold to 17 investors for cash proceeds of $21,627,000, and
          o 889,554 shares of Series C preferred stock issued upon the conversion of $4,999,999 in promissory notes and accrued interest.

                                  RISK FACTORS

       THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. ANY OF THE FOLLOWING RISKS COULD SERIOUSLY HARM OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. AS A RESULT, THESE RISKS COULD CAUSE THE DECLINE OF THE TRADING PRICE OF OUR COMMON STOCK, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR FUTURE
PROSPECTS.

       We were incorporated in September 1999 and began providing services to customers in October 1999. Our limited operating history makes an evaluation of our business and prospects very difficult. Companies in an early stage of development frequently encounter enhanced risks and unexpected expenses and difficulties. These risks and difficulties relate to our potential inability to:

       o   develop long-term relationships with existing customers,

       o   acquire new customers,

       o   reduce costs associated with the delivery of services,

       o expand and maintain our pipeline of sales prospects in order to utilize our technical resources,

       o   increase awareness of our brand, and

       o   maintain our current and develop new strategic relationships.

       Our long-term success will depend on our ability to execute our business strategy and adequately address each of these risks. Our business is too new to have formed long-term customer relationships, and we cannot determine yet whether customers will perceive our work as being beneficial to their businesses. Also, our business reputation is based on a limited number of customer engagements. All of our customers have only limited experience with the solutions we have developed for them. Accordingly, we cannot assure you that the limited number of companies whose Internet operations we have managed will be successful in the longer term. If the Internet sites of one or more of our customers suffers a significant failure or setback, our business reputation could be severely damaged and we may incur liability to our customers, whether or not such failure or setback was caused by our work or was within our control. Our ability to obtain new engagements, retain customers and recruit and retain highly-skilled employees could be seriously harmed if our work product or our customers' Internet operations fail to meet expectations.

WE HAVE A HISTORY OF LOSSES, AND EXPECT TO INCUR SIGNIFICANT OPERATING LOSSES AND NEGATIVE CASH FLOW AND MAY NEVER BE PROFITABLE.

       We incurred net losses of $2.1 million for the period from September 8, 1999 (inception) to December 31, 1999, $7.7 million for the fiscal quarter ended March 31, 2000 and $13.6 million for the fiscal quarter ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $23.4 million. We have spent, and expect to continue to spend, significant funds to develop new and refine current services and to develop our sales and marketing resources. To achieve operating profitability, we will need to increase our customer base and our revenue per customer and decrease our overall costs of providing services, including the costs of our licensed technology and the costs of customer acquisition. We may be unable to increase our revenue or operating efficiencies in this manner. Moreover, because we expect to continue to increase our investment in our business faster than we anticipate growth in our revenues, we may continue to incur significant operating losses and negative cash flow for the foreseeable future and we may never be profitable.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

     Our quarterly revenues and operating results have varied since inception and are likely to vary significantly from quarter to quarter. As a result, we believe that period-to-period comparisons of our revenues and results of operations are not a good indication of our future performance. A number of factors are likely to cause these variations to continue, including:

       o   the number, size and scope of our customer engagements,

       o unanticipated delays, deferrals or cancellations of major customer engagements,

       o   unanticipated changes in the scope of major customer engagements,

       o the efficiency with which we use our technical resources, plan and manage our existing and new customer engagements and manage future growth,

       o   variability in market demand for Internet services,

       o   changes in pricing policies by us or our competitors,

       o   the introduction of new services by us or our competitors,

       o our ability to manage costs, including costs of personnel and support services,

       o   costs related to opening or expanding our offices, and

       o   general economic conditions.

       Our revenues are generally recognized as our services are provided. Inefficient use of our core technical resources, including personnel, may cause significant reductions in our operating results for a particular quarter and could result in losses for such quarter. In addition, we have hired a large number of personnel in knowledge management, recruiting, technology infrastructure and finance and administration, in order to support our anticipated growth. As a result, a significant portion of our operating expenses are fixed in the short term. Furthermore, we incur operating expenses based largely on anticipated revenue trends, which are difficult to predict in our market. Therefore, any failure to generate revenues according to our expectations in a particular quarter could result in losses or greater than expected losses for the quarter.

OUR SERVICES MAY BECOME OBSOLETE AND UNMARKETABLE IF WE FAIL TO KEEP PACE WITH THE LATEST TECHNOLOGICAL CHANGES AND CUSTOMER PREFERENCES.

       Our business and the market for Internet infrastructure management services are characterized by rapid technological change. We must respond successfully on a timely and cost-effective basis to changes in technology, industry standards and customer preferences to remain competitive and serve our customers effectively. We may experience technical or other difficulties that prevent or delay our development or the introduction of solutions that address these changes. These difficulties could cause our current services to become obsolete and unmarketable.

WE MAY BE UNABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL AT COSTS ACCEPTABLE TO
US.

     Our future success depends in large part on our ability to hire and retain project and engagement managers, technical architects, strategists, engineers, design personnel, other technical personnel and sales and marketing personnel at various experience levels. Qualified personnel are in short supply, and this shortage is likely to continue for some time. As a result, competition for these people is intense, and the industry turnover rate for them is high. In addition, we believe that prospective employees may perceive the stock option component of our compensation package as less valuable after this offering. Consequently, we may have more difficulty hiring our desired numbers of qualified personnel. Moreover, even if we are able to attract qualified personnel, we must employ a significant proportion of our resources to train and retain such employees and this may adversely affect our business results. Any inability to hire and retain a sufficient number of qualified personnel could hinder the growth of our business.

       In addition, some companies have adopted a strategy of suing or threatening to sue former employees and their new employers to discourage those employees from leaving or to remain competitive. As we hire new employees from our current or potential competitors we may become a party to one or more of such lawsuits involving one or more of our employees. Any future litigation against us or our employees, regardless of the outcome, may result in substantial costs and expenses to us and may divert management's attention away from the operation of our business.

OUR EXECUTIVE MANAGEMENT TEAM HAS LIMITED EXPERIENCE WORKING TOGETHER, WHICH MAY MAKE IT DIFFICULT TO CONDUCT AND GROW OUR BUSINESS.

     Our Chief Executive Officer joined us in July 2000, and seven of the other ten members of our executive team have been appointed to their positions since March 2000. Therefore, there has been little or no opportunity to evaluate the effectiveness of our executive management team as a combined unit. In addition, our Chief Executive Officer will maintain his principal office in Dallas, Texas. The failure of executive management to function effectively as a team would have an adverse effect on our ability to obtain and execute customer engagements, maintain a cohesive culture and compete effectively.

WE DEPEND ON OUR KEY PERSONNEL, AND THE LOSS OF ANY KEY PERSONNEL MAY ADVERSELY AFFECT OUR BUSINESS.

       We believe that our success will depend on the continued employment of our key management and technical personnel. Personal relationships are a critical element of obtaining and maintaining customer engagements, so the loss of one or more members of our senior management team could have a direct adverse impact on our future sales. In addition, if any of these key employees joins a competitor or forms a competing company, some of our customers might choose to use the services of that competitor or new company instead of our own. We do not have any key-person life insurance. Furthermore, customers or other companies seeking to develop in-house capabilities may hire away some of our key employees, resulting in the loss of a customer relationship or a new business opportunity. Any loss of customer relationships could adversely affect our business.

OUR CONTINUED OPERATIONS MAY REQUIRE US TO OBTAIN ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE TO US.

       We may need to raise additional funds in order to:

       o   fund rapid expansion,

       o   pursue customer sales,

       o   promote our brand identity,

       o   develop or enhance services and implementation,

       o   respond to competitive pressures, or

       o   acquire complementary businesses, technologies or services.

       We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, or respond to competitive pressures. Any inability to do so could have an adverse effect on our business, revenues, financial condition and results of operations.

CONTINUED RAPID GROWTH WILL STRAIN OUR OPERATIONS AND MAY ADVERSELY AFFECT OUR BUSINESS.

       We have grown rapidly and expect to continue to grow rapidly by hiring new employees, adding new customers and expanding into other geographic markets. Our growth has placed, and will continue to place, a significant strain on our management and our operating and financial systems. We recently opened several offices and expect to open additional offices in the future.

       Our employees, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the increased number of engagements and the increased size of our operations, we will need to hire, train and retain the appropriate personnel to manage our operations. We will also need to adapt our financial and management controls, reporting systems and operating systems.

MANY OF OUR CUSTOMERS ARE NEW BUSINESSES WITH LIMITED OPERATING HISTORIES AND UNPROVEN BUSINESS MODELS, WHICH COULD LIMIT OUR ABILITY TO COLLECT FEES IN A TIMELY MANNER OR AT ALL.

       Our current customer base consists largely of emerging high-growth and middle-market companies, including several e-commerce and "dot-com" companies. These companies may be more likely than other companies to be acquired, experience financial difficulties or cease operations. In particular, these companies may experience difficulties in raising capital needed to fund their operations when required or at all. As a result, our customer base likely will be more volatile. If we experience greater than expected customer loss or cannot collect fees from our customers in a timely manner because of this volatility, our operating results could be seriously harmed.

SALES EFFORTS INVOLVING TRADITIONAL BUSINESSES MAY LENGTHEN OUR SALES CYCLE.

       Sales to traditional businesses typically have a longer sales cycle than sales to Internet companies. As a result, sales efforts involving traditional businesses may lengthen our average sales cycle, causing difficulty in forecasting our revenue and planning our expenditure. The period between our initial contact with a potential customer and their purchase of our products and services may be relatively long due to several factors, including:

       o our need to educate potential customers about the uses and benefits of our services,

       o   budget cycles that may affect the timing of customer purchases, and

       o   use of competitive evaluation and internal approval procedures.

       The delay or failure to complete sales in a particular quarter would reduce our revenue in that quarter, as well as subsequent quarters over which revenue for the sale would likely be recognized. If we were to experience a delay of several weeks on a number of large customers, it could harm our operating results.

WE RELY ON STRATEGIC RELATIONSHIPS THAT COULD BE TERMINATED EASILY.

       We currently have strategic relationships with leading hardware, software, web hosting and other Internet infrastructure companies, including Cisco, Sun Microsystems, StorageNetworks, Oracle and AboveNet. The loss of any one of these strategic relationships would deprive us of the opportunity to gain early access to leading-edge technology, cooperatively market products, cross-sell additional services and gain enhanced access to vendor training and support. These companies generally have the right to terminate their respective contracts with us at will. In the event that any strategic relationship is terminated, our business may be adversely affected.

OUR PLANNED INTERNATIONAL OPERATIONS WILL BE EXPENSIVE AND MAY NOT SUCCEED.

       We have no experience in promoting and selling our solutions within foreign countries or in integrating international operations into our company. As we begin pursuing international opportunities, including acquisitions, we will face a number of potential difficulties, including cultural differences, currency exchange risks, underdeveloped Internet infrastructure in some foreign countries and different government regulatory schemes. Additionally, we will need to devote significant managerial and financial resources to locate and retain qualified personnel for international operations, as well as to obtain the necessary technical and strategic support for international expansion. As a result, we may not be able to promote our services or perform customer engagements successfully in international markets. If we fail to expand our international operations in a timely and effective manner, it may hinder our growth and ability to compete effectively and could harm our business reputation.

       Moreover, international operations are subject to a variety of additional risks that could seriously harm our financial condition and operating results. These risks include the following:

       o   problems in collecting accounts receivable,

       o   the impact of recessions in economies outside the United States,

       o   longer payment cycles,

       o   fluctuations in currency exchange rates,

       o seasonal reductions in business activity in certain parts of the world, such as during the summer months in Europe, and

       o   greater regulatory instability.

POTENTIAL ACQUISITIONS MAY DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

       We may acquire other businesses in the future, which may complicate our management tasks or divert management's attention. We may need to integrate widely dispersed operations with distinct corporate cultures. Such integration efforts may not succeed or may distract our management from servicing existing customers. Our failure to manage acquisitions successfully may adversely affect our operating results. Also, acquisition costs may cause our quarterly operating results to vary significantly. Furthermore, your ownership interest in us would be diluted if we finance the acquisitions by issuing equity or equity-linked securities. Also, if we receive offers to be acquired, our business could be disrupted and management's attention may be diverted as we respond to those offers.

OUR EFFORTS TO BUILD THE SITESMITH BRAND MAY NOT BE SUCCESSFUL.

       An important element of our business strategy is to develop and maintain widespread awareness of the SiteSmith brand. To promote our brand, we plan to increase our advertising and marketing expenditures, which may cause our operating margins to decline. Moreover, our brand may be closely associated with the business success or failure of some of our high-profile customers, many of whom are pursuing unproven business models in competitive markets. As a result, the failure or difficulties of one of our high-profile customers may damage our brand. If we fail to successfully promote and maintain our brand name, our operating margins and our growth may decline.

                           RISKS RELATED TO OUR MARKET

THE MARKET FOR INTERNET INFRASTRUCTURE MANAGEMENT SERVICES IS NEW AND MAY NOT DEVELOP AS WE EXPECT.

       The market for Internet infrastructure management services is new and may not grow or be sustainable. Potential customers may choose not to purchase these services from a third party provider due to concerns about security, reliability, system availability or independence. It is possible that our services may never achieve market acceptance. If this market does not develop, or develops more slowly than we expect, our business, results of operations and financial condition will be seriously harmed.

THE MARKET FOR INTERNET INFRASTRUCTURE MANAGEMENT SERVICES IS RAPIDLY EVOLVING, HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY. IF WE CANNOT EFFECTIVELY COMPETE IN THIS MARKET, WE WILL NOT BE ABLE TO INCREASE REVENUE, OPERATING MARGINS AND MARKET SHARE.

       We compete in the rapidly evolving and increasingly competitive market for Internet infrastructure management services. Our competitors include companies with Internet site design or web hosting as their core business, as well as companies which maintain and improve their Internet sites in-house. We expect this competition to intensify as this market evolves.

       Many of our competitors have longer operating histories, more customers, longer relationships with their customers, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, our competitors may respond more quickly to new or emerging technologies and changes in customer requirements. They may also develop and promote their products and services more effectively than we do. Certain competitors offer more standardized services than we do and may have a substantial cost advantage, which could adversely affect our ability to increase revenue, operating margins and market share. In addition, potential customers may choose to build and operate their Internet sites using their internal staff.

       There are relatively low barriers to entry into our market. As a result, new and unknown market entrants could pose a threat to our business. Current or future competitors may develop or offer services that are comparable or superior to ours at a lower price. Because we generally contract with our customers on an annual basis, our customers may choose a competitor rather than renew their contracts with us. If we do not compete successfully, our business could be harmed.

       In addition to the low barriers to entry, our competitors and other companies may form strategic relationships with each other to compete with us. These relationships may take the form of strategic investments, joint marketing agreements, or other contractual agreements, which arrangements may increase our competitors' ability to address customer needs with their product and service offerings. We believe that there is likely to be consolidation in our market, which could lead to increased competition on price and other factors that could cause our business to suffer.

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH IN THE USAGE OF THE INTERNET.

       The future of our business depends upon continued growth in Internet usage by our customers, prospective customers and their customers and suppliers. Growth in Internet usage has caused capacity constraints which may potentially impede further growth if left unresolved. Factors which may affect Internet usage include:

       o   actual or perceived lack of security of information,

       o   congestion of Internet traffic or other usage delays, and

       o   reluctance to adopt new business methods.

       If the usage and volume of commercial transactions on the Internet does not continue to increase, demand for our services may decrease and our business and results of operations could materially suffer.

INCREASING GOVERNMENT REGULATION COULD AFFECT OUR BUSINESS.

       There are few existing laws or regulations directly applicable to the Internet or electronic commerce. Due to its increasing popularity, however, the Internet may become subject to laws and regulations covering issues such as:

       o   user privacy,

       o the pricing and taxation of goods and services offered over the Internet,

       o   the content of Internet sites,

       o   consumer protection, and

       o the characteristics and quality of products and services offered over the Internet.

       Any such law or regulation could adversely affect the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a decline occurs, companies may decide in the future not to use our services. This decrease in the demand for our services would adversely affect our business and operating results.


                         RISKS RELATED TO THIS OFFERING

THE MARKET PRICE FOR OUR COMMON STOCK WILL LIKELY BE VOLATILE AND YOU MAY SUFFER A LOSS ON YOUR INVESTMENT.

       The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies generally, and Internet-related companies particularly, have been extremely volatile. Recent initial public offerings by technology companies have been accompanied by exceptional share price and trading volume changes in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs to us and a diversion of our management's attention and resources.

       The market price may vary in response to any of the following factors:

       o changes in financial estimates or investment recommendations relating to our stock by securities analysts,

       o changes in market valuations of other internet operations and services businesses, and

       o fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology sector.

       In addition, an active public trading market may not develop or be sustained after this offering. If an active and liquid trading market does not develop, you may have difficulty selling your shares.

A FEW INDIVIDUALS AND THEIR AFFILIATES OWN MUCH OF OUR STOCK AND MAY VOTE THIS STOCK IN A WAY WITH WHICH YOU DO NOT AGREE.

       After this offering, our directors, executive officers and their affiliates will beneficially own, in the aggregate, approximately __% of our outstanding common stock. As a result, these stockholders will exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as acquisitions, and to block an unsolicited tender offer. Accordingly, this concentration of ownership could have the effect of delaying or preventing a third party from acquiring control over us and could adversely affect the price that investors might be willing to pay in the future for shares in our common stock.

PROVISIONS OF OUR CHARTER AND BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS THAT MAY OFFER YOU A PREMIUM, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

       Provisions of our certificate of incorporation, our bylaws and Delaware law make acquiring control of us without the support of our board of directors difficult for a third party, even if the change of control would be beneficial to you. The existence of these provisions may deprive you of any opportunity to sell your shares at a premium over the prevailing market price for our common stock. The potential inability of our stockholders to obtain a control premium could adversely affect the market price for our common stock. For example, our certificate of incorporation provides that the board of directors will be divided into three classes as nearly equal in size as possible with staggered stockholders to change the composition of the board of directors. In addition, our certificate of incorporation authorizes our board of directors to issue up to 10 million shares of "blank check" preferred stock. This means that, without stockholder approval, the board of directors has the authority to attach special rights to this preferred stock, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire our company. A special meeting of stockholders may only be called by a majority of the board of directors or by our president, chief executive officer or chairman. In addition, a stockholder proposal for an annual meeting must be received within a specified period of time to be placed on the agenda. Because stockholders do not have the ability to require the calling of a special meeting of stockholders and are subject to timing requirements in submitting stockholder proposals for consideration at any annual meeting, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.

THE TRADING MARKET PRICE OF OUR STOCK MAY DECLINE AS A RESULT OF SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING.

       Sales of a substantial number of shares of our common stock after the offering could negatively affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have _____ shares of common stock outstanding or subject to currently exercisable options (______ shares if the underwriters' over-allotment option is exercised in full). The _______ shares sold in this offering (______ shares if the underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144. The remaining _______ shares of common stock outstanding upon completion of the offering will be "restricted securities" as that term is defined in Rule 144. Stockholders holding approximately ___ of the outstanding common stock and options to purchase common stock exercisable within 180 days after the date of this prospectus have executed lock-up agreements that limit their ability to sell common stock. These stockholders and option holders have agreed not to sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of Credit Suisse First Boston Corporation. When the lock-up agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases only pursuant to the volume, manner of sale and notice requirements of Rule 144.

       In addition, some of our current stockholders have "demand" and "piggyback" registration rights in connection with future offerings of our common stock. "Demand" rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the Securities Act at our expense. "Piggyback" rights provide for notice to the relevant holders of our stock if we propose to register any of our securities under the Securities Act, and grant such holders the right to include their shares in the registration statement. All holders with registrable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

WE HAVE BROAD DISCRETION TO USE THE PROCEEDS OF THIS OFFERING.

       We have not designated any specific use for the net proceeds of this offering. We expect to use the proceeds primarily for working capital and general corporate purposes. We currently estimate that we will incur approximately $____ million in cash expenses during the next twelve months on marketing and sales, research and development, other operating expenses and capital expenditures, as a whole. We expect to finance these expenditures through our current cash and cash equivalents balance of $6.4 million at June 30, 2000, and expected service revenue. If our service revenue is less than anticipated, we will be required to utilize a portion of the $___ million in proceeds from this offering to fund these expenses. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we currently have no specific agreements or commitments to do so. As a result, our management and board of directors will have broad discretion in spending the proceeds of this offering.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

       The initial public offering price of our common stock is substantially higher than the book value per share of the outstanding common stock immediately after this offering. At the initial public offering price of ____ per share, dilution to new investors will be ____ per share. Accordingly, if you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution. In addition, the issuance or exercise of additional options or warrants to purchase our capital stock could be dilutive to purchasers of shares in this offering.

ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO INVESTORS.

       Some investors favor companies that pay dividends. We anticipate that for the foreseeable future we will follow a policy of not declaring dividends on common stock and instead retaining earnings, if any, for use in our business. If we do not pay dividends, your return on an investment in our common stock likely will depend on your ability to sell our stock at a profit.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

       Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                 USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the ____________ shares of common stock we are offering will be approximately $__________ million assuming an initial public offering price of _____, after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $ _____ million. The principal purposes of this offering are to increase our working capital, fund our operating expenses, and, although we have no current plans to do so, fund potential acquisitions. We will retain broad discretion in allocating the net proceeds of this offering. Pending the use of the net proceeds, we will invest them in short-term, interest-bearing, investment grade securities.

                                 DIVIDEND POLICY

     We have never declared or paid dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000:

     o the "Pro Forma" column gives effect to the automatic conversion in connection with this offering of all shares of preferred stock outstanding as of June 30, 2000 into 15,810,861 shares of common stock,

     o the "Subsequent Transaction" column gives further effect to (i) the issuance on July 20, 2000 of 4,717,372 shares of Series C preferred stock as follows: (a) 3,827,818 shares of Series C preferred stock sold to 17 investors for cash proceeds of $21,627,000, and (b) 889,554 shares of Series C preferred stock issued upon the conversion of $4,999,999 in promissory notes and accrued interest, and (ii) the automatic conversion in connection with this offering of such shares of preferred stock into shares of common stock on a 1:1 basis, and

     o the "Pro Forma As Adjusted" column gives effect to the sale of ___________________ shares of common stock at an assumed initial public offering price of $ __________________ per share in this offering, and our receipt of the net proceeds from the sale of these shares after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.


                                                                                 JUNE 30, 2000
                                                               --------------------------------------------------
                                                                                        SUBSEQUENT    PRO FORMA AS
                                                                 ACTUAL     PRO FORMA   TRANSACTION     ADJUSTED
                                                               ----------  -----------  ------------  ------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and cash equivalents...................................   $   6,431   $    6,431   $    28,058
                                                               ==========  ===========  ============
Current liabilities.........................................      17,428       17,428        12,428
Mandatorily redeemable convertible preferred stock, par
  value $0.0001 per share; 15,900,000 shares authorized,
  15,810,861 shares issued and outstanding, actual;
  15,900,000 shares authorized, none issued and
  outstanding, pro forma; 10,000,000 shares authorized,
  none issued and outstanding, pro forma as adjusted.......       25,201           --            --           --
Stockholders' (deficit) equity:
  Common stock, par value $0.0001 per share; 30,000,000
   shares authorized, 13,180,389 shares issued and
   outstanding, actual; 30,000,000 shares authorized,
   28,991,250 issued and outstanding, pro forma;
   500,000,000 shares authorized, ______________ shares
   issued and outstanding, pro forma as adjusted...........            1            3             3
  Additional paid-in capital...............................       20,232       45,432        72,085
  Unearned stock based compensation........................      (15,022)     (15,022)      (15,022)
  Accumulated deficit......................................      (23,445)     (23,445)      (23,471)
                                                               ----------  -----------  ------------
     Total stockholders' (deficit) equity..................      (18,234)       6,968        33,595
                                                               ----------  -----------  ------------  -----------
       Total capitalization................................    $   6,968   $    6,968   $    33,595   $
                                                               ==========  ===========  ============  ===========

--------------

     This table excludes 6,475,639 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.57 per share as of June 30, 2000.

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 2000 was approximately $6,968,000, or $0.24 per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less pro forma total liabilities divided by the pro forma number of shares of common stock outstanding as of June 30, 2000, assuming the conversion of all our outstanding preferred stock into common stock at that date. Our subsequent transaction net tangible book value would have been $33,595,000, or $1.00 per share of common stock, assuming the additional conversion into shares of common stock of 4,717,372 shares of Series C preferred stock issued in July 2000. Without taking into account any other changes in pro forma net tangible book value, other than to give effect to our sale of the _____________ shares of common stock in this offering and the receipt and application of the net proceeds from this offering, the pro forma net tangible book value as of June 30, 2000 would have been approximately $ ____________ , or $ ____________ per share of common stock.

     This represents an immediate increase in pro forma net tangible book value of $ ____________ per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $ ____________ per share to investors purchasing common stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share........................................               $
     Pro forma net tangible book value per share as of June 30, 2000......................
     Subsequent transaction net tangible book value before this offering..................
     Increase in pro forma net tangible book value per share attributable
     to new investors.....................................................................   ---------
   As adusted pro forma net tangible book value per share after this offering.............
                                                                                                         ------------
   Dilution per share to new investors....................................................               $
                                                                                                         ============

     The following table summarizes, on a pro forma basis as of June 30, 2000, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, assuming an initial public offering
price of $   per share and before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

                                                       SHARES PURCHASED      TOTAL CONSIDERATION
                                                      --------------------  ----------------------
                                                                                                   AVERAGE PRICE
                                                       NUMBER     PERCENT     AMOUNT      PERCENT  PAID PER SHARE
                                                      ----------  --------  ------------  -------- --------------
Existing stockholders..............................                         $                      $
Subsequent Transaction investors...................
                                                      ----------  --------  ------------  -------- --------------
New investors......................................
                                                      ----------  --------  ------------  -------- --------------
     Total.........................................                 100.0%  $               100.0%
                                                      ==========  ========  ============  ========

     The foregoing table assumes no exercise of the underwriters' over-allotment option or shares underlying outstanding options and warrants. As of June 30, 2000, options to purchase 6,475,639 shares of common stock were outstanding at a weighted average exercise price of $0.57 per share. To the extent that these options are exercised, new investors will experience further dilution.

                             SELECTED FINANCIAL DATA

     The following selected financial data should be read with our financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from September 8, 1999 (inception) through December 31, 1999 and for the six months ended June 30, 2000 and the balance sheet data at December 31,1999 and June 30, 2000, are derived from our audited financial statements included elsewhere in this prospectus. You should note that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                                                 PERIOD FROM
                                                                               SEPTEMBER 8, 1999
                                                                               (INCEPTION) THROUGH    SIX MONTH ENDED
                                                                               DECEMBER 31, 1999       JUNE 30, 2000
                                                                               -------------------    ----------------
                                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Revenue:
   Service revenue...........................................................     $          98      $        3,842
   Equipment revenue.........................................................                --               3,546
                                                                                  --------------     ---------------
       Total revenue.........................................................                98               7,388

Costs and expenses:
   Cost of service revenue...................................................               484               7,867
   Cost of equipment revenue.................................................                --               3,300
   Research and development..................................................                67                 345
   Sales and marketing.......................................................               147               5,301
   General and administrative................................................               861               7,416
   Stock-based compensation..................................................               663               4,829
                                                                                  --------------     ---------------

       Total costs and expenses..............................................             2,222              29,058
                                                                                  --------------     ---------------

Loss from operations.........................................................            (2,124)            (21,670)
Interest income, net.........................................................                21                 327
                                                                                  --------------     ---------------
Net loss.....................................................................            (2,103)            (21,342)
Accretion of redemption premium on mandatorily redeemable convertible
   preferred stock...........................................................               (60)             (1,119)
                                                                                  --------------     ---------------
Net loss attributable to common stockholders.................................     $      (2,163)     $      (22,462)
                                                                                  ==============     ===============
Net loss per share attributable to common stockholders, basic and diluted         $       (1.17)     $        (6.68)

Weighted average number of shares attributable to common stockholders,            ==============     ===============
   basic and diluted.........................................................             1,847               3,361
                                                                                  ==============     ===============
Pro forma net loss per share attributable to common stockholders, basic
   and diluted (unaudited)...................................................     $       (0.30)     $        (1.25)
                                                                                  ==============     ===============
Pro forma weighted average number of shares attributable to common
    stockholders, basic and diluted (unaudited)..............................             7,247              17,942
                                                                                  ==============     ===============

                                                                                  AS OF         AS OF
                                                                                DECEMBER 31,   JUNE 30,
                                                                                   1999         2000
                                                                               ------------- ------------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....................................................  $      1,416  $     6,431
Working capital..............................................................         1,140       (2,810)
Total assets.................................................................         2,793       24,396
Current liabilities..........................................................           613       17,428
Mandatorily redeemable convertible preferred stock...........................         3,625       25,201
Total stockholders' (deficit) equity.........................................        (1,445)     (18,234)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. IN EVALUATING THESE RESULTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE RISKS OUTLINED UNDER "RISK FACTORS." THESE FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD LOOKING STATEMENTS CONTAINED IN THE FOLLOWING DISCUSSION.

OVERVIEW

       We are a leading provider of comprehensive, cutting-edge Internet infrastructure management services that maximize the performance, reliability and security of large-scale, complex Internet sites. We design and architect the infrastructure for our customers' Internet operations, install the necessary hardware and software, recommend and establish network connectivity and perform ongoing monitoring and security services. We address the complexities of managing Internet operations by providing an outsourced solution to get our customers' Internet operations up and running quickly, and to keep them running. Since our inception, we have devoted our resources to defining the market for Internet infrastructure management services, developing our service offerings, hiring key management and a large number of technical personnel, investing in and expanding our information systems, opening new offices, securing alliances, and acquiring new customers. We were incorporated on September 8, 1999 and commenced operations in October 1999 with the opening of our office in Santa Clara, California.

       REVENUE

       We derive our revenue primarily from providing Internet infrastructure management services to our customers. We also derive revenue by purchasing equipment on behalf of our customers and reselling it to them.

       We sell our services under contracts that typically have terms of one year. Customers pay monthly fees for the services utilized and one-time fees for projects such as purchases of equipment. Monthly fees for our services are generally recognized as they are performed. Generally, the pricing of our one-year service contracts is based on the complexity of the engagement and the resources required. We bill our customers a monthly rate based on the contract, plus out of pocket expenses. If the services required in any given month exceed the services we are contracted to perform, we bill our customers for any incremental service. We report revenue inclusive of reimbursable expenses. Any advanced billings are classified as deferred revenue. To date, we have worked with over 100 customers. For the six months ended June 30, 2000, no customer accounted for more than 10% of total revenues.

       Revenue from equipment resales is not related to contracts for services. Over time, we expect the percentage of revenue that we derive from equipment resales to decrease substantially as we focus on revenues from services. In addition, we plan to outsource the equipment sales function in the future.

       COST OF SERVICE AND EQUIPMENT REVENUE

       Our cost of service revenue consists of salaries and benefits for technical personnel, rent, depreciation, network and local telecommunications circuits and interconnections to other networks, plus other costs that are not reimbursed directly by the customer. We expect to continue to incur significant costs to hire personnel and obtain facilities and bandwidth in anticipation of future revenue. In addition, we expect that salaries for our technical personnel will increase over time due to the intense competition in our industry for qualified personnel. Our cost of service revenue, as a percentage of service revenue, is affected by the efficiency with which we use our technical resources, including personnel, and our ability to incorporate increased costs in the fees we charge our customers. Our cost of service revenue as a percentage of service revenue could decline as customers increasingly use our premium services.

       Our cost of equipment revenue consists of the costs of third party computer equipment resold to our customers. We expect this cost as a percentage of total revenue to decrease as we focus on revenue from services and outsource the equipment sales function in the future.

       RESEARCH AND DEVELOPMENT EXPENSES

       Our research and development expenses consist primarily of personnel costs. Our efforts in research and development are primarily directed toward evaluating software and hardware technologies for potential use by our customers, and performing benchmark analysis on various products which might be employed by us for the benefit of our customers.

       SALES AND MARKETING EXPENSES

       Our sales and marketing expenses consist primarily of personnel costs, sales commissions, advertising costs and public relations expenses. Most of our marketing costs are directed towards programs designed to build brand name recognition and attract new customers. We expect sales and marketing expenses as a percentage of revenue to decline in the future.

       GENERAL AND ADMINISTRATIVE EXPENSES

       Our general and administrative expenses consist primarily of salaries and benefits for our administrative and management information systems personnel, recruiting, related costs for general corporate functions, fees for legal and other professional services and facilities costs. We expect general and administrative expenses as a percentage of revenue to decline in the future.

       STOCK-BASED COMPENSATION EXPENSES

       We recorded unearned stock-based compensation in connection with the granting of options to purchase our common stock with purchase or exercise prices that were subsequently determined to be less than the deemed fair market value at the grant date. Options granted are typically subject to a four-year vesting period. Stock-based compensation related to the issuance of these options is being amortized on an accelerated basis over their respective vesting periods in accordance with FASB Interpretation No. 28. As a result of the cumulative effect of stock-based compensation, we expect stock-based compensation expense, which is primarily attributable to amortization of unearned stock-based compensation charges, to impact our reported results through December 31, 2004.

       INTEREST INCOME, NET

       Interest income, net consists primarily of interest earned on cash and cash equivalents we generated from private placements of convertible preferred stock.

       LOSS FROM OPERATIONS

       Since we began operations in October 1999, we have experienced significant operating losses and negative cash flows from operations in each quarterly period. As of June 30, 2000, we had an accumulated deficit of $23.4 million. We also expect to continue to incur increasing sales and marketing, infrastructure development and general and administrative expenses as the number of our employees increase. As a result, we will need to generate significant revenues to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. Although our revenue has grown since our inception, we do not believe that we can sustain our historical growth rates. Accordingly, our historical growth rates may not be indicative of our future revenue.

OUR RESULTS OF OPERATIONS

       The following table sets forth selected items from our audited statement of operations for the periods indicated:


                                                PERIOD FROM
                                                SEPTEMBER 8,
                                                    1999
                                                (INCEPTION)     SIX MONTHS
                                                  THROUGH         ENDED
                                                DECEMBER 31,     JUNE 30,
                                                    1999           2000
                                               --------------  -------------
                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
   Service revenue...........................  $          98   $      3,842
   Equipment revenue.........................             --          3,546
                                               --------------  -------------
       Total revenue.........................             98          7,388
Costs and expenses:
   Cost of service revenue...................            484          7,867
   Cost of equipment revenue.................             --          3,300
   Research and development..................             67            345
   Sales and marketing.......................            147          5,301
   General and administrative................            861          7,416
   Stock-based compensation..................            663          4,829
                                               --------------  -------------
       Total costs and expenses..............          2,222         29,058
                                               --------------  -------------
Loss from operations.........................         (2,124)       (21,670)
Interest income, net.........................             21            327
                                               --------------  -------------
Net loss.....................................  $      (2,103)  $    (21,342)
                                               ==============  =============

       SIX MONTHS ENDED JUNE 30, 2000

       REVENUE. Our service revenue increased to $3.8 million for the six months ended June 30, 2000, from $98,000 for the period from inception through December 31, 1999. The increase in service revenue was due to the addition of customers and increased revenue per customer, as we enhanced our sales and marketing efforts. Equipment revenue was $3.5 million for the six months ended June 30, 2000. There was no equipment revenue for the period from inception through December 31, 1999. Equipment revenue was related to the provisioning of equipment in connection with some of our service engagements.

       COST OF SERVICE AND EQUIPMENT REVENUE. Our cost of service revenue increased to $7.9 million for the six months ended June 30, 2000, from $484,000 for the period from inception through December 31, 1999. The increase in cost of service revenue was primarily due to the hiring of additional technical personnel. Cost of equipment revenue was $3.3 million for the six months ended June 30, 2000. There was no cost of equipment revenue for the period from inception through December 31, 1999.

       RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses increased to $345,000 for the six months ended June 30, 2000, from $67,000 for the period from inception through December 31, 1999.

       SALES AND MARKETING EXPENSES. Our sales and marketing expenses increased to $5.3 million for the six months ended June 30, 2000, from $147,000 for the period from inception through December 31, 1999. The increase in sales and marketing expenses was primarily due to an increase in the number of sales and marketing personnel and related recruiting costs and costs incurred in connection with advertising and public relations.

       GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administration expenses increased to $7.4 million for the six months ended June 30, 2000, from $861,000 for the period from inception through December 31, 1999. The increase was primarily due to an increase in the number of general and administrative personnel, facilities costs, recruiting costs, and professional service fees.

       STOCK-BASED COMPENSATION EXPENSES. Our stock-based compensation expenses increased to $4.8 million for the six months ended June 30, 2000, from $663,000 for the period from inception through December 31, 1999.

       INTEREST INCOME, NET. Our interest income, net increased to $327,000 for the six months ended June 30, 2000, from $21,000 for the period from inception through December 31, 1999. The increase in interest income, net, was primarily due to the increase in cash and cash equivalents.

       NET LOSS. Our net loss increased to $21.3 million for the six months ended June 30, 2000, from $2.1 million for the period from inception through December 31, 1999.

       PERIOD FROM SEPTEMBER 8, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999

       REVENUE. We began providing our services in October 1999. For the period from our inception to December 31, 1999, service revenue was $98,000 and we derived no equipment revenue.

       COST OF SERVICE AND EQUIPMENT REVENUE. For the period from our inception to December 31, 1999, cost of services revenue was $484,000. Cost of revenue exceeded revenue due to the hiring of technical personnel in anticipation of future customer contracts, as well as acquisition of facilities.

       RESEARCH AND DEVELOPMENT EXPENSES. For the period from our inception to December 31, 1999, our research and development expenses were $67,000.

       SALES AND MARKETING EXPENSES. For the period from our inception to December 31, 1999, sales and marketing expenses were $147,000, resulting mainly from the establishment of our sales and marketing department.

       GENERAL AND ADMINISTRATIVE EXPENSES. For the period from our inception to December 31, 1999, our general and administrative expenses were $861,000, consisting mainly of general and administrative personnel salaries, facilities costs, and professional service fees.

       STOCK-BASED COMPENSATION EXPENSES. For the period from our inception to December 31, 1999, stock-based compensation expenses were $663,000.

       INTEREST INCOME, NET. For the period from our inception to December 31, 1999, interest income, net was $21,000.

       NET LOSS. For the period from our inception to December 31, 1999, our net loss was $2.1 million.

QUARTERLY OPERATING RESULTS

       The following table sets forth our quarterly operating results from September 8, 1999 (inception) through June 30, 2000. The activity between September 8, 1999 and September 30, 1999 was minimal, and as a result it is not broken out for the purposes of this table. The quarterly data should be read in conjunction with our financial statements and the notes to our financial statements appearing elsewhere in this prospectus. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

                                                 PERIOD FROM
                                              SEPTEMBER 8, 1999        THREE MONTHS ENDED
                                            (INCEPTION) THROUGH  -------------------------------
                                              DECEMBER 31, 1999  MARCH 31, 2000   JUNE 30, 2000
                                              -----------------  ---------------  --------------
                                                                         (IN THOUSANDS)
 Statement of Operations Data:
 Revenue:
    Service revenue........................   $           98     $          911   $       2,931
    Equipment revenue......................               --                960           2,586
                                              ---------------    ---------------  --------------
      Total revenue........................               98              1,871           5,517
 Costs and expenses:
    Cost of service revenue................              484              2,233           5,634
    Cost of equipment revenue..............               --                871           2,429
    Research and development...............               67                171             174
    Sales and marketing....................              147              1,693           3,608
    General and administrative.............              861              2,823           4,593
    Stock-based compensation...............              663              1,985           2,844
                                              ---------------    ---------------  --------------
      Total costs and expenses.............            2,222              9,776          19,282
                                              ---------------    ---------------  --------------
 Loss from operations......................           (2,124)            (7,905)        (13,765)
 Interest income, net......................               21                209             118
                                              ---------------    ---------------  --------------

 Net loss..................................   $       (2,103)    $       (7,696)  $     (13,647)
                                              ===============    ===============  ==============

ANALYSIS OF QUARTERLY OPERATING RESULTS

       The increase in quarterly service revenue is primarily due to the addition of customers and increased revenue per customer, as we enhanced our sales and marketing efforts and increased our ability to provide services by hiring additional technical personnel. The increase in quarterly equipment revenue is related to the provisioning of equipment in connection with some of our service agreements. The increase in the cost of service revenue for the quarters reflect the increase in technical personnel and the allocation of increased overhead costs associated with our rapid growth. Cost of equipment revenue is directly attributable to the cost of third party equipment resold to our customers. The increase in sales and marketing expenses was primarily due to increased personnel and recruiting costs, advertising and marketing programs. The increase in quarterly general and administration expenses reflects the costs associated with preparing for our rapid growth, including increased personnel, facilities costs, recruiting costs and professional service fees.

LIQUIDITY AND CAPITAL RESOURCES

       Since our inception through June 30, 2000, we have financed our operations by raising $24.0 million primarily through the private placement of equity securities. In June 2000, we issued approximately $5.0 million in convertible promissory notes. The notes bear interest at a rate of 9.5% per annum. At December 31, 1999, we had $1.4 million in cash and cash equivalents and at June 30, 2000, we had $6.4 million in cash and cash equivalents as well as $1.0 million of restricted cash. We had significant negative cash flows from operating activities for the period from inception to December 31, 1999 and for the six months ended June 30, 2000.

       Net cash used in our operating activities was $1.3 million for the period from inception to December 31, 1999 and $11.8 million for the six months ended June 30, 2000. Cash used in operating activities consisted primarily of net operating losses and increases in accounts receivable and prepaid expenses, which were partially offset by increases in accrued expenses and accounts payable. As we continue to grow, any increases in our accounts receivable balance will adversely impact our ability to generate positive cash flows from our operating activities.

       Net cash used in our investing activities was $876,000 for the period from inception to December 31, 1999 and $9.3 million for the six months ended June 30, 2000. Net cash used in investing activities in these periods consisted primarily of capital expenditures for computer equipment, purchased software, office equipment, and leasehold improvements.

       Net cash provided by our financing activities was $3.6 million for the period from inception to December 31, 1999, and $26.1 million for the six months ended June 30, 2000. Net cash provided by financing activities was principally attributable to the private sale of 7,200,000 shares of Series A mandatorily redeemable convertible preferred stock and 8,610,861 shares of Series B mandatorily redeemable convertible preferred stock, as well as the issuance of approximately $5.0 million of convertible promissory notes. This preferred stock is voting stock with a dividend and liquidation preference over the common stock, and is redeemable after January 13, 2005 at cost plus 10% per year outstanding prior to redemption. All outstanding shares of Series A and Series B preferred stock will be converted into 15,810,861 shares of common stock upon consummation of this offering.

       As of June 30, 2000, our principal commitments consisted of obligations outstanding under a number of facility and equipment leases. We have entered into facility lease agreements for our corporate headquarters in Santa Clara, California, as well as for office space in Illinois, New York, New Jersey, and Virginia, with expiration dates through the year 2010. In addition, we lease equipment under noncancellable lease agreements through 2002. The total minimum lease payments under these facilities and equipment agreements are $13.5 million. In March, 2000, we entered into a two-year equipment rental agreement, which provides for a line of credit up to $2.0 million secured by the assets that we acquire during that time and by restricted cash balances equal to six months of lease payments. As of June 30, 2000, we had utilized $1.5 million under this agreement. Lease terms are 24 months, and may be extended by agreement of the parties.

       In July 2000, we completed the private sale of our Series C mandatorily redeemable convertible preferred stock in the amount of $21.6 million. Upon the closing of this financing, our outstanding convertible promissory notes were automatically converted into 889,554 shares of the Series C preferred stock. All outstanding shares of Series C preferred stock will be converted into 4,717,372 shares of common stock upon consummation of this offering.

       In July 2000, we entered into an operating lease agreement for a new facility in Santa Clara, California. The agreement is for a minimum of ten years with annual rent payments increasing from $2.8 million to $3.9 million over the lease term. Concurrent with the execution of the lease, we posted a letter of credit in the amount of $2.9 million, which expires on October 1, 2001.

       We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our operating expenses, including our planned increases in our expenditures on sales and marketing, research and development and international expansion, for at least the twelve months following this offering. If we undertake any significant acquisitions or make large strategic investments, we may need to raise additional funds within that time. Although we do not have any present plans for such acquisitions or investments, we may pursue such opportunities in the future. We may also need to raise additional funds if competitive pressures force us to make unforeseen expenditures, such as to acquire or develop new technology. If we need to raise additional funds, we will likely do so through the issuance and sale of equity securities. If this were to occur, the percentage ownership of our stockholders could be reduced, our stockholders may experience additional dilution and these securities may have rights, preferences or privileges senior to those of our stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by these limitations.

RECENT ACCOUNTING PRONOUNCEMENTS

       In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The Company does not currently hold any derivative instruments and does not engage in hedging activities. The Company expects the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flow. The Company will be required to adopt SFAS No. 133 for the year ending December 31, 2001.

       In December 1999, the SEC issued Staff Accounting Bulletin, or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The adoption of SAB 101 did not have a material effect on the financial position or results of operations of the Company.

       In March 2000, the FASB issued Interpretation, or FIN No. 44, Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB
25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of certain of the conclusions of FIN 44 covering events occurring during the period after December 15, 1998 or January 12, 2000 did not have a material impact on the Company's financial position and results of operations. The Company does not expect that the adoption of the remaining conclusions will have a material effect on the financial statements.

IMPACT OF YEAR 2000

       As of August 1, 2000, we had not experienced any Year 2000 related disruption in the operation of our systems. Although most Year 2000 problems should have become evident on January 1, 2000, additional Year 2000 related problems may become evident only after that date.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       We have limited exposure to financial market risks, including changes in interest rates. An increase or decrease in interest rates would not significantly increase or decrease interest expense on debt or lease obligations due to the fixed nature of the obligation.

       Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term financial instruments. Due to the short-term nature of our investments, we believe that we are not subject to any material market risk exposure. We have limited foreign operations and so we believe that we are not materially exposed to foreign currency fluctuations. We anticipate that as we expand internationally the proportion of our revenues paid in foreign currencies will increase. Accordingly, we may be subject to exposure from adverse movements in foreign currency exchange rates in relation to those revenues.

                                    BUSINESS

OVERVIEW

       We are a leading provider of comprehensive, cutting-edge Internet infrastructure management services to Internet companies and traditional businesses seeking to maximize the performance, reliability and security of large-scale, complex Internet sites. We get our customers' Internet sites up and running quickly, and keep them running. By relying on us to manage their mission-critical Internet operations, our customers can focus on their strategic initiatives and core competencies. Our core services include establishing and maintaining the infrastructure for our customers' Internet operations, and our premium services currently include automated monitoring, security and network redundancy.

       Our technical personnel focus exclusively on analyzing, recommending, implementing and supporting our customers' Internet infrastructure. We have relationships with leading hardware, software, web hosting and other Internet infrastructure companies, including Cisco, Sun Microsystems, Storage Networks, Oracle and AboveNet. To date, we have worked with over 100 customers, including About.com, Critical Path, Electronic Arts, Microsoft HotMail, and Ogilvy & Mather.

INDUSTRY BACKGROUND

       The Internet has become a global medium for communication, content delivery, business operations and commerce. International Data Corporation, or IDC, estimates that global electronic commerce will grow from $131.0 billion in 1999 to $1.6 trillion in 2003, representing a compound annual growth rate of approximately 87%.

       As the Internet has grown, so have the breadth of Internet product and service offerings and the complexity of the Internet infrastructure. A company establishing an Internet presence must design and develop the Internet site; obtain and install hardware and software; establish a high-speed, reliable network infrastructure; establish connectivity with this infrastructure; and maintain, improve and optimize the site. In particular, site reliability, security and scalability have grown more important as online businesses have become more sophisticated. Businesses must address these challenges in the context of great time-to-market pressures, limited resources, rapid technological change, and a shortage of qualified information technology (IT) personnel. Moreover, rapid expansion by businesses has increased the need for around-the-clock and around-the-globe Internet infrastructure support.

       Many online businesses have responded to these challenges by outsourcing pieces of their Internet operations, and numerous companies are providing various Internet services and solutions to these online businesses. For example, web hosting companies, including Exodus and GlobalCenter, sell connections to fast, reliable networks and space in their data center facilities. In addition, Internet-focused IT services firms such as Sapient, Scient and marchFIRST design and develop complex Internet sites. IDC estimates that the markets for web hosting services and Internet-focused IT services firms are expected to grow from $1.8 billion and $16.2 billion in 1999 to an estimated $18.9 billion and $84.3 billion in 2003.

       Similarly, online businesses are increasingly outsourcing the management of their Internet infrastructure. Internet infrastructure management services generally fall outside the core competencies of web hosting firms and Internet-focused IT services firms. These services include, for example:

       o   network design and architecture of site infrastructure,

       o   management of co-location services,

       o evaluation and implementation of hardware, operating systems, databases, and other software,

       o   monitoring and security management, and

       o   "24x7" emergency response and fault resolution.

       The Aberdeen Group estimates that the market for Internet infrastructure management and related services will grow from $700 million in 1998 to $14 billion in 2002.

       Some web hosting and IT services companies offer Internet infrastructure management services, but only as an add-on to their core businesses. In addition, obtaining these services from a web hosting company may force a customer to host its Internet site with that web hosting company, which may not necessarily be the optimal solution. The growing demand for providers of high-quality, technology-focused Internet infrastructure management services creates a significant opportunity for firms like us that combine broad technical expertise with a singular emphasis on helping customers make and keep their Internet operations secure, reliable, and efficient.

OUR SOLUTION

       We provide comprehensive, cutting-edge Internet infrastructure management services that maximize the performance, reliability and security of large-scale, complex Internet sites for our customers. Key elements of our solution include:

       COMPREHENSIVE SERVICE OFFERINGS. We can handle all aspects of Internet infrastructure management. To create or upgrade an Internet site quickly, we design and architect the infrastructure, install the appropriate hardware and software and establish reliable network connectivity. Once an Internet site is up and running, we perform around-the-clock site monitoring and fault resolution, as well as security audits, load balancing, site mirroring and data replication. Because Internet infrastructure management is our core business, we believe we can perform these services more effectively, and often at a lower cost, than our customers can on their own.

       EXPERIENCE WITH LARGE-SCALE, COMPLEX INTERNET SITES. Our founders have extensive experience in Internet infrastructure management, and our technical personnel focus exclusively on analyzing, recommending and implementing Internet infrastructure management solutions for our customers worldwide. Our technical personnel have experience in many technical disciplines, including infrastructure design and architecture, database interface development, site security, site availability and content distribution. To date, we have worked with over 100 large-scale and complex Internet sites. We also are implementing a sophisticated web-based knowledge management system we call our Knowledge Network to share technology developments, best practices, and experiences from prior customer engagements.

       SOLUTIONS TAILORED TO CUSTOMER REQUIREMENTS. Each of our customers has unique business requirements, which can be met by a variety of technology solutions. We understand and employ a wide range of operating systems, hardware, software and services. Our relationships with leading Internet infrastructure providers including Cisco, Sun Microsystems, StorageNetworks, Oracle and AboveNet give us access to a wide range of Internet infrastructure management solutions and service solutions enabling us to select from a variety of options without bias. By selecting from our standard offerings and best-of-breed technologies and services, we can tailor solutions to best meet our customers' specific needs.

       24X7 HANDS-ON MANAGEMENT. Our Internet Customer Care Center, or IC3, monitors our customers' Internet operations 24 hours a day, 365 days a year. The IC3 is the first line of attack for problems with customers' Internet operations. The IC3 serves as a filtering mechanism for minor problems, with more serious problems being escalated to our Internet site management team. This process gives our customers a single point of contact for all Internet infrastructure management related issues. While we provide some services remotely, we believe that timely installation, quick fault resolution, and efficient maintenance of our customers' Internet operations require active on-site management. We achieve this by maintaining a permanent presence near major data centers where our customers' hardware resides. We currently have offices in Silicon Valley, Los Angeles, New York City, Newark, Herndon (Virginia), Chicago, and London.

OUR STRATEGY

       Our goal is to become the leading global provider of outsourced Internet infrastructure management services. The key elements of this strategy are:

       AGGRESSIVELY GROW CUSTOMER BASE BY FOCUSING ON QUALITY AND RELIABILITY. We believe that traditional businesses, including Fortune 500 Companies, have just begun to take advantage of the Internet and will launch many large cross-channel initiatives in the coming years as they seek to bring additional business units and geographies online in the coming years. We anticipate that online businesses will heavily invest in the management of their Internet infrastructure as their businesses continue to mature. We believe that we are positioned to become the leading provider of Internet infrastructure management services over the long-term, due to our breadth of offerings, aggressive hiring and marketing programs, and the experience of our management team. By providing high-quality services to our current customers--with a particular focus on maximizing the reliability and security of their Internet operations--we intend to grow our customer base aggressively while our market is still in an early stage of growth.

       GROW RECURRING REVENUES BY DEVELOPING AND SELLING PREMIUM SERVICES. Our customers generally rely on us for ongoing management of their Internet operations, providing us with regular and recurring revenues. We expect that customers will purchase our premium services as their Internet businesses grow, increasing our total service revenue per customer. As our customers increasingly rely on us to manage their Internet infrastructure, our customer relationships grow deeper and more solid, resulting in increased customer loyalty. We are developing additional value-added services in the areas of site monitoring, storage, security and network redundancy that can generate additional revenue streams from existing customers. Because we expect these revenues to be achieved without corresponding headcount growth, we also expect these offerings to improve our operating results.

       EXPAND GLOBAL PRESENCE. We believe that quality Internet infrastructure management services require physical proximity to customer hardware and solutions tailored to individual locales. Therefore, we intend to expand our presence both domestically and overseas, with our ultimate goal to be in substantially all major metropolitan areas worldwide that have or expect to have a high concentration of data centers. We believe that being close to the data centers positions us to better respond to disruptions in our customers' Internet operations. In addition, expanding our geographical presence will assist us in our sales efforts.

       BUILD THE SITESMITH BRAND. We believe that the strength of the SiteSmith brand is critical to our success. We will continue to invest in growing our brand and building awareness of SiteSmith within the business and technology communities. We have established a strategic marketing campaign to advertise and promote our service offerings in newspapers, magazines and other media. In addition, we have implemented a public relations program consisting of media relations development, publication of articles, and participation in industry events and other speaking engagements.

       INVEST IN PEOPLE AND KNOWLEDGE-SHARING. We intend to devote substantial resources to attracting and retaining skilled personnel, and promoting a positive and collaborative corporate culture. We have a dedicated organization whose sole responsibility is the development and maintenance of the Knowledge Network that fosters sharing of intellectual capital among our personnel in all of our offices. We also are developing processes that place our employees on the leading edge of technology and techniques in our market, and help them put their knowledge to work for our customers. In order to maintain and grow our emphasis on customer-focused technology, we have also established labs to prototype and evaluate new technologies and applications.

OUR SERVICES

       We offer a comprehensive solution for the management of our customers' Internet infrastructure. Our core services cover the range of activities involved in establishing the infrastructure of an Internet site and managing its ongoing operation. These offerings rely on the technical skills of our personnel to help our customers design, build and maintain Internet infrastructures that are reliable and high-performing. We also offer premium services designed to maximize the performance of an Internet site, including such areas as monitoring, network redundancy and security.

       CORE SERVICES

       Our core services can be classified into three areas:

       INFRASTRUCTURE DESIGN AND ARCHITECTURE. We generally begin our work for customers by analyzing their online business objectives and existing applications, and recommending the configuration of hardware, software and network components that best serves their current and anticipated future requirements. Our technical personnel select an infrastructure design that ensures that our customers' Internet operations:

       o   have no single point of failure,

       o   are scalable and allow for easy, low-cost expansion,

       o   have sufficient redundancy, and

       o   enjoy optimal performance with minimal system bottlenecks.

       Our experience with leading technology providers allows us to consider a wide range of solutions for our customers. Examples of technologies that we work with include:

       o   Clustering: VERITAS Cluster Server, Sun Cluster

       o   Databases: Oracle, MS SQL, Sybase

       o   Hardware: Sun Microsystems, Compaq, Cisco, Dell, Hewlett-Packard

       o   Load Balancing:  Cisco, Foundry, Alteon, F5, Hydraweb, Radware

       o   Networking: Cisco, Nortel, Foundry, Alteon

       o   OS Support: Solaris, NT, Linux

       o   Security: Nokia, Check Point, Netscreen, Cisco

       o   Software: Apache, iPlanet Web Server, MS IIS

       o   Storage: StorageNetworks, EMC, Sun Microsystems, Compaq, StorageTek

       IMPLEMENTATION. After finalizing the infrastructure design, we perform the services necessary to begin operation of our customers' new or upgraded Internet site. These services consist of:

       o   configuring components of our customers' Internet infrastructure,

       o   provisioning, installing and testing equipment, and

       o   arranging for web hosting.

       Configuring Internet infrastructure components requires knowledge of stable release levels, security complications, component interaction trade-offs and business integration requirements. Our technical personnel work closely with each customer to ensure that their systems are configured correctly for their business application environment. For example, we ensure that all required security updates are applied correctly and that security policies are applied consistently across our customers' Internet infrastructure.

       Provisioning is the management of purchasing, tracking, and taking delivery of Internet infrastructure components. As part of this service, we also arrange support for purchased equipment, including coordination of vendor service agreements. We then help our customers install and test these components.

       Arranging for web hosting consists of working with multiple hosting providers in order to provide a tailored package for each customer. Our relationships with multiple hosting providers allow our customers to spread their Internet operation across multiple data centers, maximizing Internet site availability.

       ONGOING MANAGEMENT. Ongoing management of Internet operations involves:

       o   day-to-day maintenance,

       o   performance optimization, and

       o   site fault resolution.

       In order to keep our customers' Internet operations running efficiently and problem-free, we perform regular maintenance including installation of software patches and updates in response to vendor recommendations or security alerts and system backups.

       We also work closely with customers to refine and improve performance of their Internet operations by recommending and implementing modifications and upgrades to both hardware and software. As a customer's business grows, we help them develop a solution to scale their business. In addition, we keep a record of all revisions made to a customer's Internet infrastructure, which eliminates inconsistent revisions to hardware and software.

       Our technical personnel are on-call 24 hours a day, 365 days a year to resolve problems quickly and minimize disruption to our customers' Internet operations. We have offices close to data centers so we can respond quickly in person when a remote resolution is not possible or would be sub-optimal.

       PREMIUM SERVICES

       The key benefits of our premium services are to improve Internet site availability, security and content distribution. Availability of Internet sites can be improved by network redundancy, load balancing, monitoring, clustering, and back-up and restore services. Security can be improved by the use of managed firewalls, virtual private networks (VPNs), intrusion detection systems, system hardening, and network filtering. Content distribution services include distributed caching and geographic site replication, as well as load-balancing, all of which can also improve availability.

       Our premium services currently consist of:

       MONITORING. Our monitoring service is designed to identify problems as they occur. We offer two levels of Internet site monitoring to our customers. Our basic monitoring service includes external monitoring of customer URLs, mailboxes and servers, typically by verifying the viability of each component at five-minute intervals. We generate reports for customers that include exception details, as well as Internet site statistics such as total downtime and average bandwidth use. Our premium monitoring service supplements these functions with customized internal monitoring of hardware, databases and applications. Subscribers to this service receive enhanced reports that discuss trends and analyze Internet site performance from the user's perspective, allowing customers to plan expansion of bandwidth or data storage capabilities.

       SECURITY SERVICES. Our managed security services help provide a secure environment for our customers' Internet operations. Our security services offerings include managed firewalls, VPNs, and intrusion detection systems. Our managed firewall services help protect Internet sites against unwanted intrusions and can be installed without major modification to the customer's existing site infrastructure. Our VPN services provide secure connections to our customers' Internet sites for content maintenance and administration tasks.

       NETWORK REDUNDANCY. Our network redundancy service connects customers to multiple independent web hosting and bandwidth providers, reducing their exposure to network failures. By using multiple network providers, online businesses can avoid network degradations or outages caused by the failure of a specific data center's network connection. Building connections to multiple networks, referred to here as a Metropolitan Area Network, or MAN, is a complex and expensive undertaking for even the most sophisticated online business. Our network redundancy service gives customers the benefits of a MAN without the attendant costs.

CUSTOMERS

       As of August 1, 2000, we have worked with over 100 customers. Our customers range from Fortune 500 companies, application service providers, Internet content companies to Internet start-up companies. The following are customers from which we have derived in excess of $50,000 of revenue as of June 30, 2000:

About.com                      financialprinter.com                SafeDisk
AdOne                          FreeSamples.com                     Shine
AppOnline                      Healinx                             Shigaba
Astaga                         Imagine Media                       SmoothSale
AudioBasket.com                Jobscience                          Sonera
Bolt                           MarketTools                         Swan Systems
Bright Street                  Namezero.com                        Trapezo
Click2Send.com                 Nano.com                            travelbreak.com
CoolBoard.com                  NetCreations                        Trepp
Critical Path                  Ogilvy & Mather                     UBUBU
Electronic Arts                Portera Systems                     Urban Box Office
eSCENE                         RedCart Technologies                Website Pros
FileAmerica.com                Rocketlinks                         wine.com

       For the six months ended June 30, 2000, no customer accounted for more than 10% of total revenues.

CUSTOMER CASE STUDIES

       The following case studies describe customer engagements that are representative of the range of services we provide our customers.

       ABOUT.COM

       About.com Inc is a platform comprised of a network of more than 700 highly-targeted, topic-specific Internet sites. According to Media Metrix, approximately 18.0 million unique users visited About.com in May 2000 making About.com the 7th largest Internet property overall in that month.

       Challenge: In order to increase overall site reliability and availability, About.com wanted to replicate its East Coast Internet site on the West Coast. At the same time, About.com needed to integrate the Internet site of Freeserver.com, a company in Utah recently acquired by About.com. As a New York-based company, to accomplish these objectives on their own would have required About.com to incur the costs of establishing and staffing a California facility on an ongoing basis.

       Solution: Working with About.com's New York-based IT departments, we established a new site infrastructure in San Jose, California in order to replicate their site on the West Coast. We also helped migrate Freeserver.com from a Utah co-location facility to San Jose and integrated it into About.com's existing infrastructure. We continue to manage their Internet infrastructure on an ongoing basis.

       WINE.COM

       wine.com is an Internet retailer with a reputation for quality selections and exceptional customer service.

       Challenge: To design and implement wine.com's Internet infrastructure, to ensure scalability and to complete a successful transition from one data center to another with no down-time.

       Solution: SiteSmith designed, implemented and tested a new Internet site infrastructure for wine.com. Once the new site was ready, we managed the transition of the site from the old to the new data center. We also are responsible for ongoing management of their Internet infrastructure, including the provisioning of components.

       OGILVY & MATHER

       Ogilvy & Mather, a subsidiary of WPP Group plc, is one of the world's largest advertising companies, with 359 offices in 100 countries. Ogilvy & Mather's roster of customers includes multi-national corporations such as IBM, American Express, Hershey, BP Amoco, and Ford Motor Company.

       Challenge: Ogilvy & Mather offers a new interactive product called Solution Center to their Fortune 500 customers that allows these customers to exchange data via extranet sites. Ogilvy & Mather required technical expertise to design, implement, and manage their clients' individual extranets.

       Solution: We design, implement, manage, and provide hosting for Ogilvy & Mather's clients' extranet sites, ensuring reliability, security, scalability and high availability. We provide Ogilvy & Mather's Fortune 500 clients such as BP Amoco with a comprehensive solution for extranet infrastructure management on an ongoing basis.

SALES AND MARKETING

       SALES

       We sell our services through an internal direct sales organization, which establishes and maintains direct relationships with key accounts and strategic customers. In addition, we maintain field offices in five major metropolitan areas in the United States and one in London, England.

       We derive sales leads from both our internal direct sales organization and our channel partners. Our sales team generates its leads from our marketing activities, including our Internet site, advertising, direct marketing and trade show participation, as well as from telemarketing based on purchased prospect lists. Companies with whom we have alliances generate leads through team selling and co-marketing arrangements, which provide us with access to their customer base.

       MARKETING

       Our marketing strategy is to build our brand in order to solidify our competitive position in the market for Internet infrastructure management services. Our marketing activities include:

       o   establishing relationships with key trade analyst groups,

       o advertising in trade and general business print media, regional radio, and outdoor venues,

       o   employing direct marketing programs,

       o   participating in trade shows,

       o   speaking at industry and technology conferences, and

       o   hosting and participating in technical seminars.

       We also plan to establish regional campaigns for the various metropolitan areas that we serve, both domestically and internationally.

ALLIANCES

       We have relationships with many leading hardware, software, storage, hosting and value-added reseller (VAR) companies. We use these relationships to enhance our service offerings, as well as to generate qualified sales leads. These arrangements also can include co-marketing and cross-training activities. Set forth below is a representative list of companies with which we have alliances:

HARDWARE                     SOFTWARE             STORAGE           HOSTING                  VARS
--------                     --------             -------           ------------             ----
Cisco                        Argus Systems        EMC               AboveNet                 Comstor
Compaq                       Check Point          StorageNetworks   Colo.com                 IngramMicro
Dell                         Microsoft            StorageTek        Equinix                  Merisel
Foundry Networks             Oracle                                 Exodus
Nokia                        Peakstone                              GlobalCenter
RADWARE                      Red Hat                                Globix
Sun Microsystems             VERITAS                                QwestCommunications
VA Linux Systems             Vignette                               UUNET


COMPETITION

       We compete in the rapidly evolving and increasingly competitive Internet infrastructure management services market. We compete against web hosting companies, companies selling Internet site design services, and the development efforts of companies seeking to maintain and improve their Internet infrastructures in-house. We expect competition to intensify even further as this market evolves.

       We believe that the key competitive factors are:

       o   experience in Internet infrastructure management services,

       o   technological independence,

       o   focus on new and emerging technologies,

       o   global presence, and

       o   broad and deep relationships with customers.

       We believe we compete favorably on these criteria and distinguish ourselves from our competitors based on the breadth of our expertise, which enables us to tailor a solution for customers from a variety of leading technologies.

EMPLOYEES

       As of August 4, 2000, we had 333 full-time employees. We have never experienced a work stoppage or labor dispute that has interfered with our operations. We consider our relations with our employees to be satisfactory.

FACILITIES

       Our principal executive offices are located at 3283 Scott Boulevard, Santa Clara, California. Our lease on these premises covers approximately 11,200 square feet and expires in October 2004. We also have leases on an adjoining building at 3281 Scott Boulevard, Santa Clara, California that covers approximately 24,000 square feet and expires in February 2005, and a lease covering approximately 48,275 square feet at 3250 Olcott Street, Santa Clara, California that expires in June 2010. We also lease facilities in Chicago, Herndon (Virginia), Los Angeles, New York City, Newark, and London. We anticipate additional space will be required as our business expands and believe that we will be able to obtain suitable space as needed.

INTELLECTUAL PROPERTY RIGHTS

       We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our intellectual property rights is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriations of our technology, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States.

LEGAL PROCEEDINGS

       We are not currently subject to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

       Our executive officers and directors and their respective ages and positions as of August 2, 2000 are as follows:

 NAME                                AGE   POSITION(S)
-------                             ----- -----------
Mark F. Spagnolo.................    48   President, Chief Executive Officer and Chairman of the Board
Robert John (Treb) Ryan IV.......    33   Senior Vice President, Operations and Director
David S. Bauer...................    40   Vice President, Operations
Mary M. Cortani..................    43   Vice President, Business Integration
Richard H. Dym...................    53   Vice President, Marketing
Lee J. Finck.....................    41   Acting Vice President, Sales
Peter E. Hilliard................    33   Vice President, Human Resources
Dan M. Rasmussen.................    38   Vice President, New Market Development
Michael E. Seifert...............    42   Vice President and Chief Financial Officer
Frank Slattery...................    39   Vice President, Business Development and General Counsel
David C. Winn....................    50   Managing Director, Europe, Middle East and Africa
Carolyn V. Aver(1)...............    41   Director
Amal M. Johnson(1)...............    47   Director
James L. McLean(1)(2)............    39   Director
Edward J. Sanderson, Jr.(2)......    51   Director
Marvin Tseu......................    52   Director

--------------
  (1)  Member of Audit Committee.
  (2)  Member of Compensation Committee.

       MARK F. SPAGNOLO has served as our Chief Executive Officer since July 2000. Prior to joining us, Mr. Spagnolo served in various capacities at UUNET, a provider of Internet communications solutions, and is a subsidiary of WorldCom, Inc. From October 1998 to July 2000, Mr. Spagnolo was President and Chief Executive Officer of UUNET. From August 1997 to September 1998, Mr. Spagnolo served as President and Chief Operating Officer of UUNET. From 1973 to August 1997, Mr. Spagnolo held several positions with EDS Corporation, a company that provides information technology services to the publishing, broadcasting, and entertainment industries, including President of EDS' Infotainment business unit in Plano, Texas. Mr. Spagnolo is currently a member of the Board of Directors of Cobalt Networks, Inc., a developer of server appliances. Mr. Spagnolo holds a B.S. in industrial engineering from Newark College of Engineering.

       ROBERT JOHN (TREB) RYAN IV is a co-founder of SiteSmith and has served as our Senior Vice President, Operations as well as a member of our Board of Directors since October 1999. From April 1998 to September 1999, Mr. Ryan was Vice President, Professional Services for Frontier GlobalCenter, the data and Internet subsidiary of Frontier Communications Inc., a provider of integrated communications services. From November 1997 to April 1998, Mr. Ryan was manager and then director of technical account management for Frontier GlobalCenter and GlobalCenter, Inc., a provider of business Internet solutions. From October 1996 to November 1997, Mr. Ryan was technical account manager for Internet Systems, Inc., a web site hosting company. From September 1990 to September 1996, Mr. Ryan was Operations Manager for Paramount's Great America division. Mr. Ryan attended the University of California at Los Angeles.

       DAVID S. BAUER has served as our Vice President, Operations since April 2000. From April 1999 to April 2000, Mr. Bauer was a Director and then First Vice President of Corporate & Institutional Client Group Technology at Merrill Lynch & Co., Inc., a global financial services firm. From March 1997 to March 1999, Mr. Bauer held a variety of positions at Deutsche Bank, a worldwide full-service bank, including Managing Director, Global Head of Engineering. From July 1994 to March 1997, Mr. Bauer was a Principal at Morgan Stanley Dean Witter, a global financial services firm. Mr. Bauer holds a M.S. in computer science from Rutgers University, a B.A. with high honors in computer science from Rutgers University and an A.S. in data processing from Thames Valley State Technical College.

       MARY M. CORTANI has served as our Vice President, Business Integration since June 2000. She is responsible for our internal operations, including information technology, methods and practices, quality insurance, culture, and training. From April 2000 to June 2000, Ms. Cortani was our Director, Internal Operations. From January 1999 to April 2000, Ms. Cortani was the Director of Business Process Development for Kinetics Fluid Systems, a provider of gas and chemical delivery systems. From May 1997 to January 1999, Ms. Cortani was the Director of Information Technology and Facilities at Philips Mobile Computing Group, the hand-held computing device business group of Philips North America. From March 1991 to May 1997, Ms. Cortani was the Founder, Chief Executive Officer and Chairman of the Board of Directors of Craftwork Solutions, Inc., an information technology solutions company. Ms. Cortani holds an A.S. in computer engineering from the Franklin Institute of Boston and an electronics certificate from the Women's Institute of Boston.

       RICHARD H. DYM has served as our Vice President, Marketing since January 2000. From December 1997 to December 1999, Mr. Dym was Vice President, Marketing for Tribal Voice, a provider of instant messaging, Internet communications and online-community solutions. From March 1993 to July 1997, Mr. Dym held a variety of positions at ParcPlace-Digitalk, Inc., a software development tools company, including Senior Vice President, Marketing, General Manager, International Operations and General Manager of the Object Share Division. Mr. Dym holds a B.A. in economics from Franklin & Marshall College and an M.A. in economics from The American University.

       LEE J. FINCK joined SiteSmith in April 2000, and was Regional Vice President, Sales until he was appointed Acting Vice President, Sales in July 2000. From June 1998 to April 2000, Mr. Finck was Vice President of Worldwide Sales and Business Development for Tribal Voice, a provider of Internet communications and on-line community solutions. From August 1997 to June 1998, Mr. Finck was Channels Manager for the JavaSoft Division of Sun Microsystems, a computer hardware and software provider. From July 1995 to July 1997, Mr. Finck was Director of North American Sales for Global Village Communications, a communications software company. From 1988 to 1995, Mr. Finck held a variety of positions, including Director of Reseller Sales, at Claris Corporation, a subsidiary of Apple Computers. Mr. Finck holds a B.S. in education from Washington State University.

       PETER E. HILLIARD has served as our Vice President, Human Resources since June 2000. From September 1999 to June 2000, Mr. Hilliard was a Partner and Vice President of Client Services at 54th Street Partners, L.L.C., a management consulting firm. From December 1999 to June 2000, Mr. Hilliard served as our Acting Vice President, Human Resources while under contract with 54th Street Partners. From September 1998 to September 1999, Mr. Hilliard was Director of Recruitment & Retention for Chevy's Fresh Mex, Inc., a nationwide restaurant chain. From March 1994 to September 1998, he was National Director of Employee Relations and Development and then Vice President of Human Resources, Western U.S. with Boston Chicken, Inc. From February 1993 to March 1994, Mr. Hilliard was Director of Human Resources with the Fairmont Hotel Company. Mr. Hilliard attended San Jose State University.

       DAN M. RASMUSSEN is a co-founder of SiteSmith and has served as our Vice President, New Market Development since May 2000. From October 1999 to May 2000, he served as our Vice President, Business Development. From February 1998 to May 1999, Mr. Rasmussen was Senior Vice President, International Operations of Frontier GlobalCenter, the data and Internet arm of Frontier Communications Inc., a provider of integrated communications services. From April 1997 to February 1998, Mr. Rasmussen was President of GlobalCenter, Inc., a provider of business Internet solutions, and was responsible for operations and sales of GlobalCenter, Inc.'s Digital Distribution division. In 1994, Mr. Rasmussen founded Internet Systems, Inc., a web site hosting company, and served as the company's President until April 1997 when the company merged with Global Center, Inc. Mr. Rasmussen holds a B.S. in psychology from West Virginia University.

       MICHAEL E. SEIFERT has served as our Vice President and Chief Financial Officer since March 2000. From July 1998 to January 2000, Mr. Seifert was Vice President of Finance and Chief Financial Officer of eN2Z Corporation, an e-commerce infrastructure software company. From June 1997 to June 1998, Mr. Seifert was Vice President of Finance and Chief Financial Officer at Wayfarer Communications, Inc., a corporate webcasting technology company. From October 1993 to February 1997, Mr. Seifert held various positions, including Vice President of Finance at Compression Labs, Inc., a visual communication systems company. Mr. Seifert graduated magna cum laude from the University of Santa Clara with a B.S. in commerce and is a Certified Public Accountant.

       FRANK SLATTERY has served as our Vice President, Business Development, and as General Counsel since May 2000. From May 1998 to May 2000, Mr. Slattery held various positions with USWeb/CKS (now marchFIRST), an

Internet professional services firm, including Corporate General Counsel. From June 1994 to April 1998, Mr. Slattery held various positions at ParcPlace-Digitalk, Inc., a software development tools provider, including Vice President of Business Development. Mr. Slattery holds a B.A. in economics, with a minor in computer science, and a J.D. from the University of California at Davis.

       DAVID C. WINN has served as our Managing Director, Europe, Middle East and Africa since August 2000. From October 1999 to July 2000, Mr. Winn was an Executive at Business Innovation Services and Financial Services Sector at IBM. From July 1997 to September 1999, Mr. Winn was Vice President, Marketing, Europe, Middle East and Africa for IBM. From January 1995 to June 1997, Mr. Winn was General Manager, Personal Computers, Europe, Middle East and Africa for IBM. Currently, Mr. Winn is a member of the Board of Directors of ESG Re., Ltd., a specialty reinsurer. Mr. Winn holds a B.A. in English from Yale University and an M.B.A. from Harvard Business School.

       CAROLYN V. AVER has been a director of SiteSmith since March 2000. From May 1998 to April 2000, Ms. Aver was Chief Financial Officer and Executive Vice President of USWeb/CKS (now marchFIRST), an Internet professional services firm. From May 1997 to May 1998, Ms. Aver was Chief Financial Officer of Backweb Technologies, a provider of software for e-business solutions. From March 1993 to May 1997, Ms. Aver was Chief Financial Officer of ParcPlace-Digitalk, Inc., a software development tools provider. She holds a B.S. in accounting from California State University, Hayward.

       AMAL M. JOHNSON has been a director of SiteSmith since January 2000. Ms. Johnson is a general partner at Weiss, Peck & Greer Venture Partners, a technology-focused venture capital firm which she joined in March 1999. She focuses on software and e-commerce investments. Prior to joining Weiss, Peck & Greer Venture Partners, Ms. Johnson held several positions at Baan Company, a provider of enterprise business solutions, including President of Baan Supply Chain Solutions from January 1998 to December 1999, President of Baan Affiliates from January 1997 to December 1998, and President of Baan Americas from October 1994 to December 1996. She serves on the Board of Directors of numerous private companies She holds a B.A. in math and physics from Montclair College and studied electrical engineering and computer science at Stevens Institute of Technology.

       JAMES L. MCLEAN has been a director of SiteSmith since October 1999. Mr. McLean has been a partner at ComVentures, a venture capital firm specializing in telecommunications and the Internet, since July 2000. Mr. McLean is also a director and founder of Bedrock Capital Partners, where he heads the information technology practice. Mr. McLean founded Bedrock Capital Partners in October 1997. From December 1993 to September 1997, Mr. McLean was a general partner at Highland Capital Partners, a venture capital firm, where he led the firm's investment activities in communications technologies. From April 1990 to December 1993, Mr. McLean was an associate at Accel Partners, a venture capital firm, where he focused on data communications and telecommunications technology investments. Prior to joining Accel, Mr. McLean served as the Director of Business Development for Network Equipment Technologies. Mr. McLean has served as a director of several private and public companies. Mr. McLean holds an S.B. in Engineering Sciences from Harvard College and an M.B.A. from the University of California Berkeley Haas School of Management.

       EDWARD J. SANDERSON, JR. has been a director of SiteSmith since March 2000. Mr. Sanderson is currently executive vice president of Oracle Corporation, a supplier of software for information management, and has been with the company since July 1995. At Oracle, Mr. Sanderson is responsible for the company's consulting services, customer relationship management solutions, and Latin America division. From February 1994 to June 1995, Mr. Sanderson was President of Worldwide Services at Unisys, an information services and technology company. From October 1988 to February 1994, Mr. Sanderson was a partner at McKinsey & Company, a management consulting firm. Mr. Sanderson holds a B.S. in analytical management from the U.S. Naval Academy and an M.S.A. in information technology from George Washington University.

       MARVIN TSEU is a co-founder of SiteSmith and has served as a member of our Board of Directors since September 1999. Mr. Tseu served as our Chief Executive Officer and President from September 1999 to July 2000. From September 1998 to July 1999, Mr. Tseu was President of Structured Internetworks, Inc., a network communications hardware firm. From August 1996 to July 1998, Mr. Tseu also served as Executive Vice President, Marketing and Sales at CIDCO, Inc., a telecommunications products company. From November 1984 to July 1996, Mr. Tseu held various positions at Plantronics, Inc., a headset manufacturer, including Vice President, Marketing and Sales and President of one of the company's subsidiaries, Walker Equipment Company. Currently, Mr. Tseu is

Chairman of the Board of Directors of Plantronics, Inc. and is a member of the Board of Directors of CIDCO, Inc. Mr. Tseu holds a B.A. in economics from Stanford University.

BOARD COMPOSITION

       We have authorized a range of five to nine directors. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of SiteSmith.

       Our Board of Directors will be divided into three classes effective upon the closing of the offering. At each annual stockholder meeting, one-third of the directors, or, if their number is not three or a multiple of three, then the number nearest to but not exceeding one-third, will retire from office by rotation. The directors to retire in every year will be those who have been in office the longest since their last election.

BOARD COMPENSATION

       Except for reimbursement for reasonable travel expenses relating to attendance at board meetings and the grant of stock options, directors are not compensated for their services as directors. Directors who are employees of SiteSmith are eligible to participate in our 1999 Stock Plan and, after this offering, they will also be eligible to participate in our 2000 Employee Stock Purchase Plan.

       Edward J. Sanderson, Jr. and Carolyn V. Aver were each granted an option to purchase 100,000 shares of common stock under our 1999 Stock Plan at an exercise price of $0.50 per share on March 1, 2000. These options vest over a four-year period. After this offering, directors who are not employees of SiteSmith will be eligible to participate in our 2000 Directors' Stock Plan, and will receive options to purchase 25,000 shares immediately after this offering.

BOARD COMMITTEES

       COMPENSATION COMMITTEE. The compensation committee consists of Edward J. Sanderson, Jr. and James L. McLean. The compensation committee:

       o reviews and approves the compensation and benefits for our executive officers,

       o grants stock options under our stock option plans to executive officers, and

       o makes recommendations to the Board of Directors regarding these matters.

       AUDIT COMMITTEE. The audit committee currently consists of Carolyn V. Aver, Amal M. Johnson and James L. McLean. The audit committee:

       o makes recommendations to the Board of Directors regarding the selection of independent auditors,

       o reviews the results and scope of the audit and other services provided by our independent auditors, and

       o   reviews and evaluates our audit and control functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The members of the compensation committee of our Board of Directors are currently Edward J. Sanderson Jr. and James L. McLean, neither of whom has ever been an officer or employee of SiteSmith.

       None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

TECHNICAL ADVISORY BOARD

       In March 2000, our Board of Directors established a Technical Advisory Board to assist our directors and management with certain issues and decisions and to discuss advances in Internet site technology and their application to our business. Each of the non-employee advisors were granted an option to purchase 25,000 shares of common stock at an exercise price of $0.50 that vests over a four-year period.

NAME                              COMPANY              POSITION
-------                           ----------           --------
Brett Helsel                      F5 Networks          Chief Technology Officer
Chris Lafferty                    NextVenue            Director of Operations
Ron McCoy                         About.com            Chief Technology Officer
Scott Westlake                    Cisco                Manager of Business Development
Alex Winske                       Yahoo!               Head of Networking
David Bauer                       SiteSmith            Vice President, Operations
Robert John Ryan                  SiteSmith            Co-founder and Senior Vice President, Operations
Alex Samonte                      SiteSmith            Chief Engineer

EXECUTIVE COMPENSATION

       The following table sets forth information concerning compensation earned in the fiscal year ended December 31, 1999 paid to our former and present Chief Executive Officer and our next most highly compensated executive officers whose total compensation exceeded $100,000 during the fiscal year ended December 31, 1999. As our date of inception was September 8, 1999, none of our three executive officers serving in 1999 nor our Chief Executive Officer earned more than $100,000 during the year ended December 31, 1999. Consequently, the following table sets forth the compensation earned in 1999 and the compensation on an annualized basis for 2000 for our former Chief Executive Officer and our current Chief Executive Officer (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                      ANNUAL COMPENSATION               AWARDS
                                             --------------------------------------- -------------
NAME AND PRINCIPAL
                                                                        OTHER ANNUAL  SECURITIES     ALL OTHER
                                             SALARY       BONUS         COMPENSATION  UNDERLYING    COMPENSATION
POSITION                              Year       ($)          ($)           ($)         OPTIONS         ($)(4)
                                     ------- ------------- ----------  ------------- ------------- --------------

Marvin Tseu(1).....................    2000  $    175,000*        --             --            --             --
 Co-founder and Director               1999  $     42,852         --             --       650,000    $       126

Mark F. Spagnolo(2)(3).............    2000  $    350,000* $ 850,000*            --     3,000,000             --
 Chief Executive Officer and
    President

--------------
    *  Annualized figure
  (1) Mr. Tseu served as our Chief Executive Officer and President from September 1999 to July 2000.
  (2)  Mr. Spagnolo became our President and Chief Executive Officer in July
       2000.
  (3) Mr. Spagnolo received a signing bonus of $500,000 and an annual bonus of $350,000, which is generally payable upon achievement of performance goals, but is guaranteed for his first year of service. Mr. Spagnolo will be reimbursed for all reasonable expenses associated with traveling to, and lodging near, our principal executive office.
  (4)  Consists of life insurance premiums actually paid by SiteSmith.

OPTION GRANTS

       The following table shows information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1999. No stock appreciation rights were granted during the year.

                              OPTION GRANTS IN 1999


                                          INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE
                            ------------------------------------------------------------   VALUE AT ASSUMED
                               NUMBER OF    PERCENT OF                                   ANNUAL RATES OF STOCK
                              SECURITIES   TOTAL OPTIONS                                 PRICE APPRECIATION FOR
                              UNDERLYING    GRANTED TO                                        OPTION TERM(5)
                               OPTIONS     EMPLOYEES IN     EXERCISE PRICE  EXPIRATION   ----------------------
NAME                           GRANTED    FISCAL YEAR (3)    ($/SHARE)(4)      DATE         5%         10%
-------                     ------------- ---------------  --------------  ------------- --------- ------------
Marvin Tseu(1)............    650,000         11.2%            $0.05         12/21/2009  $ 20,439    $51,797
Mark F. Spagnolo(2).......      --             --               --              --          --          --

--------------
  (1) The shares issuable upon exercise by Mr. Tseu vest as to 1/36th of the shares on October 15, 2000 and 1/36th each month thereafter.
  (2) Mr. Spagnolo was granted an option to purchase 3,000,000 shares of common stock on July 11, 2000 pursuant to our 2000 Executive Stock Incentive Plan. The exercise price per share is $1.75, the fair market value of the common stock as determined by the Board of Directors on the date of the grant. The expiration date of the option is July 10, 2010 and the potential realizable values at assumed rates of stock appreciation for the option term are $3,301,697 at 5% and $8,367,148 at 10%. The shares issuable upon exercise by Mr. Spagnolo vest as to 1/4th of the shares on the date of grant of the option, 1/4th of the shares on the first anniversary of his vesting commencement date and 1/36th of the remaining shares each month thereafter. We have agreed to take all reasonable steps to register Mr. Spagnolo's stock option shares following this offering so that Mr. Spagnolo can sell any vested shares if he so chooses following the expiration of the lock-up period.
  (3) The percentage is based on a total of 5,807,500 shares subject to options granted by SiteSmith during the year ended December 31, 1999 pursuant to our 1999 Stock Plan to our employees and consultants.
  (4) The exercise price per share was equal to the fair market value of the common stock as determined by the Board of Directors on the date of the grant.
  (5) There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

OPTION EXERCISES AND HOLDINGS

       The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by the Named Executive Officers as of December 31, 1999.

       The value realized represents the difference between the fair market value of the shares as of December 31, 1999 and the exercise price of the option.

                          FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING             VALUE OF UNEXERCISED
                                 NUMBER OF                  UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                  SHARES                     DECEMBER 31, 1999(#)        DECEMBER 31, 1999($)
                                ACQUIRED ON     VALUE     --------------------------- ----------------------------
NAME                            EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----                           ------------- ------------ ------------ -------------- ------------  --------------
Marvin Tseu..................            --           --      650,000             --           --              --
Mark F. Spagnolo(1)..........            --           --           --             --           --              --

--------------

  (1) As of August 1, 2000, Mr. Spagnolo had exercised 1,409,525 of his 3,000,000 options to purchase common stock. The exercise price of the option and the fair market value of the shares as of August 1, 2000 were both $1.75.

STOCK PLANS

       1999 STOCK OPTION PLAN. The 1999 Stock Option Plan, which we refer to as our Option Plan, was adopted by our Board of Directors in December 1999 and approved by our stockholders in December 1999. A total of 15,500,000 shares of common stock has been reserved for issuance under the Option Plan as of the date of this offering. We amended the Option Plan in July 2000 to provide that the number of shares reserved for issuance under the Option Plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2009 in an amount equal to the lesser of:

       o   3,000,000 shares,

       o 6% of our outstanding common stock on the last day of the immediately preceding fiscal year, or

       o   a lesser number of shares as the Board of Directors determines.

We will submit this amendment to the Option Plan to our stockholders for approval before the completion of this offering. The Option Plan will terminate in 2009 unless the Board of Directors terminates it earlier.

       As of August 1, 2000, options to purchase 6,254,107 shares of common stock were outstanding at a weighted average exercise price of $0.63 per share, 4,993,072 shares had been issued upon exercise of outstanding options or pursuant to restricted stock purchase agreements and 4,252,821 shares remain available for future grant.

       The purposes of the Option Plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The Option Plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, and for the granting to employees and consultants, including non-employee directors, of non-statutory stock options and stock purchase rights. To the extent an option holder would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having a total fair market value in excess of $100,000 any excess options shall be treated as non-statutory stock options.

       The Option Plan may be administered by the Board of Directors, a committee of the Board or a combination thereof. The administrator determines the number of options and stock purchase rights granted under the Option Plan, including the number of shares subject to the award, exercise or purchase price, term and exercisability. An individual employee may not receive awards for more than 500,000 shares under the Option Plan in any calendar year.

       The per share exercise price of any incentive stock option granted to (a) an option holder who is a 10% stockholder must equal at least 110% of the per share fair market value of our common stock on the date of the grant; or (b) any other employee must equal at least 100% of the per share fair market value of our common stock on the date of the grant. Before the effective date of this offering, non-statutory stock options and stock purchase rights were required to have an exercise price of at least 85% of the fair market value of our common stock on the date of the grant. After the date of this offering, the exercise price for non-statutory stock options and stock purchase rights will no longer be subject to these restrictions, although non-statutory stock options and stock purchase rights granted to our chief executive officer and our four other most highly compensated officers will be at least 100% of the fair market value of the common stock on the date of the grant if we intend the award to qualify as performance-based compensation under applicable tax law. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

       The administrator determines the term of the options, which may not exceed 10 years, or 5 years in the case of an incentive stock option granted to a 10% stockholder. Generally, an option may not be transferred by the option holder other than by will or the laws of descent or distribution. However, after the effective date of this offering, the administrator may grant non-statutory stock options with limited transferability rights. Generally, each option may be exercised during the lifetime of the option holder only by the option holder or permitted transferee.

       Stock purchased under stock purchase rights granted under the Option Plan is generally subject to a repurchase right at the purchaser's original purchase price. SiteSmith may exercise this repurchase right upon termination of the purchaser's employment or consulting relationship with us. This repurchase right lapses according to the terms of the stock purchase right determined by the administrator at the time of the grant.

       In the event of a sale of all or substantially all of our assets, or a merger, consolidation or other capital reorganization of SiteSmith with or into another corporation, outstanding options and stock purchase rights may be assumed or an equivalent option or right substituted by the successor corporation. However, if the successor corporation does not agree to such assumption or substitution, the outstanding options and stock purchase rights shall terminate upon the consummation of the transaction. Upon the closing of the transaction, outstanding repurchase rights will terminate unless assigned to the successor corporation.

       Outstanding awards will be adjusted in the event of a stock split, stock dividend, or other similar change in our capital structure.

       The Board of Directors may alter, suspend, discontinue or terminate the Option Plan at any time with stockholder approval (to the extent required by law) except no alteration, suspension, discontinuation or termination, which materially and adversely affects the rights of any option holder or holder of stock purchase rights, may be made without the consent of such holder.

       2000 DIRECTORS' STOCK PLAN. The 2000 Directors' Stock Plan, which we refer to as our Directors' Plan, was adopted by the Board of Directors in August 2000, and we intend to obtain stockholder approval for the Directors' Plan prior to this offering. A total of 500,000 shares of common stock has been reserved for issuance under the Directors' Plan. The Directors' Plan becomes effective on the effective date of the Registration Statement for this offering. As of the date of this prospectus, no options to purchase shares of common stock have been issued under the Directors' Plan. The Directors' Plan provides for the grant of non-statutory stock options to nonemployee directors. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which the director has a personal interest. Unless terminated earlier, the Directors' Plan will terminate in 2010.

       The Directors' Plan provides that each person who becomes a nonemployee director after the date of this prospectus will be granted a non-statutory stock option to purchase 25,000 shares of common stock on the date on which the optionee first becomes a nonemployee director of SiteSmith. This option will become exercisable as to 25% of the total number of shares underlying the option on the first anniversary of the date of the grant and as to 1/48th of the total number of shares underlying the option each month thereafter. On the date of SiteSmith's annual stockholder meeting each year, each nonemployee director will be granted an additional option to purchase 5,000 shares of common stock, if, on that date, he or she has served on the Board of Directors for at least six months. The annual option will become exercisable as to 1/12th of the total number of shares underlying the option per month. All options granted under the Directors' Plan will have an exercise price equal to 100% of the fair market value of the common stock as of the date of the grant. Options granted under the Directors' Plan have a term of ten years. Outstanding options will adjust if there is a stock split, stock dividend, or other similar change in our capital structure.

       The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by the optionee. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director of SiteSmith, exercise options granted under the Directors' Plan to the extent that he or she was entitled to exercise those options at the date of termination. If a director's service on the Board of Directors terminates as a result of his or her disability, he or she may, but only within 12 months from the date of his or her termination, exercise options granted under the Directors' Plan to the extent that he or she was entitled to exercise the options on the date of termination. If a director's service on the Board of Directors terminates as a result of his or her death, for a period of 6 months following the date of death, the director's estate will have the right to exercise any option granted under the Directors' Plan as to all shares which would have vested if the deceased director had continued in his or her position on the Board of Directors for an additional six months following the date of death. If a director dies within three months after termination of service of the Board, then for a period of 6 months following the date of death, the director's estate may exercise the options granted under the Directors' Plan to the extent that the director was entitled to exercise these options on the date of termination.

       In the event of a sale of all or substantially all of our assets or a merger or consolidation of SiteSmith with or into another corporation in which more than 50% of the shares entitled to vote are exchanged, each director holding options under the Directors' Plan will have the right to exercise his or her options immediately prior to the closing of the transaction as to all of the shares of stock underlying these options, including shares that the director would not otherwise be entitled to purchase.

       The Board of Directors may amend or terminate the Directors' Plan at any time; provided, however, that no action may adversely affect any outstanding option and provided that stockholder approval for any amendments to the Directors' Plan must be obtained to the extent required by applicable law.

       2000 EMPLOYEE STOCK PURCHASE PLAN. Our 2000 Employee Stock Purchase Plan, which we refer to as our Purchase Plan, was adopted by the Board of Directors in August 2000, and we intend to obtain stockholder approval for the Purchase Plan prior to this offering. A total of 750,000 shares of common stock has been reserved for issuance under the Purchase Plan, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2010 in an amount equal to the lesser of:

       o   500,000 shares,

       o 1% of our outstanding stock on the last day of the immediately preceding fiscal year, or

       o   a lesser number of shares determined by the Board of Directors.

The Purchase Plan becomes effective upon the effective date of the Registration Statement for this offering. Unless terminated earlier by the Board of Directors, the Purchase Plan will terminate in 2010.

       The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of overlapping offering periods of approximately 24 months duration, with new offering periods commencing on May 1 and November 1 of each year, other than the first offering period. Except for the first offering period, each offering period will consist of four consecutive purchase periods of approximately six months' duration. The initial offering period is expected to commence on the date of this offering and end on October 31, 2002; the initial purchase period is expected to begin on the date of this offering and end on April 30, 2001.

       The Purchase Plan will be administered by our Board of Directors or by a committee appointed by the Board. Employees, including officer and employee directors of SiteSmith, or of any majority-owned subsidiary designated by the Board of Directors, are eligible to participate in the Purchase Plan if they are employed by SiteSmith or any subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 15% of an employee's eligible compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of the offering period or at the end of an offering period. Employees may end their participation in the Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment.

       No employee will be granted an option under the Purchase Plan if immediately after the grant the employee would own stock or hold outstanding options to purchase stock equaling 5% or more of the total voting power of all classes of stock of SiteSmith or its subsidiaries, or this option would permit an employee's rights to purchase stock under all employee stock purchase plans of SiteSmith and its subsidiaries to accrue at a rate that exceeds $25,000 of fair market value of the stock for each calendar year in which the option is outstanding at any time. In addition, no employee may purchase more than 1,000 shares of common stock under the Purchase Plan in any one purchase period.

       In the event of a merger or consolidation of SiteSmith with or into another corporation or a sale of substantially all of SiteSmith's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation. If the successor corporation does not agree to assume or substitute purchase rights, the offering period then in progress would be shortened and a new exercise date occurring prior to consummation of the acquisition would be set. The Board of Directors has the power to amend or terminate the Purchase Plan and to change or terminate offering periods as long as this action does not adversely affect any outstanding rights to purchase stock thereunder, provided, however, that the Board may amend or terminate the Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid SiteSmith incurring adverse accounting charges.

       2000 EXECUTIVE STOCK INCENTIVE PLAN. Our Board of Directors adopted the 2000 Executive Stock Incentive Plan, which we refer to as the Executive Stock Plan, in July 2000, and we intend to obtain stockholder approval for the Executive Stock Plan prior to this offering. A total of 4,000,000 shares of common stock has been reserved for issuance under the Executive Stock Plan. As of August 1, 2000, 2,409,525 options have been exercised, options to purchase a total of 1,590,475 shares at a weighted average exercise price of $1.75 per share were outstanding and no shares remained available for future option or stock purchase right grants. We do not intend to grant any additional options or stock purchase rights under the Executive Stock Plan after the date of this offering. Unless terminated earlier, the Executive Stock Plan will terminate in 2010.

       The terms of options and stock purchase rights under the Executive Stock Plan are generally the same as those that may be issued under the 1999 Stock Option Plan, except that the Executive Stock Option Plan does not impose a limitation on the number of shares, options, and stock purchase rights that may be issued to any individual employee.

       In the event of a sale of all or substantially all of our assets, or a merger, consolidation or other capital reorganization of SiteSmith with or into another corporation, outstanding options and stock purchase rights may be assumed or an equivalent option or right substituted by the successor corporation. However, if the successor corporation does not agree to such assumption or substitution, the outstanding options and stock purchase rights shall terminate upon the consummation of the transaction. Upon the closing of the transaction, outstanding repurchase rights will terminate unless assigned to the successor corporation.

       The Board of Directors may amend, modify or terminate the Executive Stock Plan at any time as long as any amendment, modification or termination does not impair vesting rights of plan participants and provided that stockholder approval shall be required for an amendment to the extent required by applicable law.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

       As permitted by the Delaware General Corporation Law, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, subject to certain exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify officers and directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Upon the closing of this offering, we will have obtained directors' and officers' liability insurance.

       At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                           RELATED PARTY TRANSACTIONS

     We have sold shares of our common stock and granted options to purchase our common stock to our directors and executive officers. See "Principal Stockholders."

PRIVATE PLACEMENT TRANSACTIONS

     Since our inception, we have issued shares of our preferred stock as follows:

o an aggregate of 7,200,000 shares of Series A preferred stock at $0.50 per share in October 1999 to 27 investors,

o an aggregate of 8,610,861 shares of Series B preferred stock at $2.38 per share in January and February 2000 to 50 investors, and

o an aggregate of 4,717,372 shares of Series C preferred stock at $5.65 per share in July 2000 to 17 investors.

     The following table summarizes the shares of preferred stock purchased by our directors, executive officers and 5% stockholders and persons and entities associated with them in these private placement transactions. Shares held by affiliated entities have been aggregated.

                                                                             SERIES A     SERIES B     SERIES C
                                                                             PREFERRED    PREFERRED    PREFERRED
                                                                               STOCK        STOCK        STOCK
                                                                            ------------  ----------- -----------
Entities affiliated with
Bedrock Capital Partners(1)..............................................     3,000,000    2,100,840     941,831

Entities affiliated with
ComVentures(2) .........................................................     3,000,000    2,100,840     941,830

Entities affiliated with
Weiss, Peck & Greer(3)...................................................            --    4,201,681     775,808

Dell USA, L.P. ..........................................................            --           --   1,769,912

Dan M. Rasmussen.........................................................       400,000           --          --

Immediate family members of
Robert John Ryan IV(4)...................................................       220,000           --          --

Marvin Tseu(5)...........................................................       100,000           --          --

--------------
  (1)  See note (1) to "Principal Stockholders."
  (2)  See note (2) to "Principal Stockholders."
  (3)  See note (3) to "Principal Stockholders."
  (4) Includes 100,000 shares issued to Mr. Ryan's father, 100,000 shares issued to Mr. Ryan's mother-in-law, and 20,000 shares issued to Mr. Ryan's sister.
  (5)  See note (4) to "Principal Stockholders."

DEBT FINANCINGS

     In June 2000, we issued and sold convertible promissory notes with 9.5% interest to our following 5% stockholders in the amounts set forth opposite each party's name. The promissory notes were canceled and converted into shares of our Series C preferred stock at $5.65 per share in July 2000. The interest owed was also paid in the form of shares.

                                                                             AMOUNT OF
                          STOCKHOLDER                                     PROMISSORY NOTE
                        -----------------                                ------------------
Entities affiliated with Bedrock Capital Partners(1)...................  $       1,770,712
Entities affiliated with ComVentures(2)...............................          1,770,711
Entities affiliated with Weiss, Peck & Greer(3)........................          1,458,576

--------------
  (1)  See note (1) to "Principal Stockholders."
  (2)  See note (2) to "Principal Stockholders."
  (3)  See note (3) to "Principal Stockholders."

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation of Liability and Indemnification Matters."

EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL AGREEMENTS

     We have entered into agreements regarding compensation, severance, and change-of-control arrangements with each of our executive officers.

     Our agreement with Mark F. Spagnolo (entered into in June 2000) provides for an annual salary of $350,000, a signing bonus of $500,000, an annual performance-based bonus of up to $350,000, and options to purchase 3,000,000 shares of our common stock. The performance based bonus is guaranteed to Mr. Spagnolo at the end of his first year so long as he is serving as our Chief Executive Officer at that time. If within his first year of employment, Mr. Spagnolo is terminated without cause (or he resigns because there is a reduction in his salary or performance-based bonus, a material reduction in his benefits, a material change in his position, or a relocation of his place of employment), Mr. Spagnolo will be given the $350,000 bonus guaranteed to him at the end of his first year of employment and the vesting of his stock options will be accelerated as if his employment continued for twelve additional months. If the same occurs anytime on or after his first year of employment, Mr. Spagnolo will be given the same acceleration of vesting of his stock options, as well as (i) twelve months of his then-current salary, (ii) payment of his annual performance-based bonus for all milestones that have been achieved, and (iii) continuation of medical coverage for twelve months. If Mr. Spagnolo's employment terminates due to his death, (i) his estate shall receive a pro rata portion of his annual performance-based bonus for the year in which the death occurred,
(ii) the promissory note Mr. Spagnolo used to exercise his stock options will not become payable until a year after his death, and (iii) if his death occurs during the first year of his employment, a portion of his stock options shall vest immediately in an amount equal to 562,500 multiplied by the percentage of the year he was employed by us.

     If we undergo a change of control during his employment, Mr. Spagnolo will receive full acceleration of the vesting of all of his stock options. If, within twelve months of a change of control, Mr. Spagnolo is terminated without cause (or he resigns because there is a reduction in his salary or performance-based bonus, a material reduction in his benefits, a material change in his position, or a relocation of his place of employment), Mr. Spagnolo will be given, in addition to full acceleration of the vesting of his stock options, twelve months of his then-current salary, payment of his annual performance-based bonus for all milestones that have been achieved, and continuation of medical coverage for twelve months.

     Our agreement with David C. Winn (entered into in July 2000) provides for an annual salary of $200,000, a signing bonus of $50,000, an annual performance-based bonus of up to $200,000, an annual expatriate allowance of $100,000, and an option to purchase 1,000,000 shares of common stock. For the first twelve months of his employment, Mr. Winn will be reimbursed for (i) his reasonable travel costs to his former residence, (ii) his relocation expenses, and (iii) his reasonable living expenses, including an apartment and an automobile. If within his first year of employment, Mr. Winn is terminated without cause, Mr. Winn will be given
(i) payment of twelve months of his then-current salary and expatriate allowance, (ii) payment of his annual performance-based bonus for all milestones that have been achieved, (iii) continuation of medical coverage for twelve months, and (iv) acceleration of 50% of his then-unvested stock options. If the same occurs anytime after his first year of employment, Mr. Winn will be given
(i) payment of six months of his then-current salary and expatriate allowance, and (ii) acceleration of his stock options as if his employment continued for twelve additional months.

     If within twelve months of a change of control Mr. Winn is terminated without cause (or he resigns because there is a reduction in his salary, expatriate allowance, or performance-based bonus; a material reduction in his benefits; a material change in his position; or a relocation of his place of employment), Mr. Winn will be given (i) payment of twelve months of his then-current salary and expatriate allowance, (ii) payment of his annual performance-based bonus for all milestones that have been achieved, (iii) continuation of medical coverage for twelve months, and (iv) acceleration of 50% of his then-unvested stock options.

     Our agreement with David S. Bauer (entered into in March 2000) provides for an annual salary of $180,000, the opportunity to earn up to $50,000 per year in performance-based bonuses, and an option to purchase 125,000 shares of common stock. Pursuant to the terms of the agreement, if within the first year of Mr. Bauer's employment, we hire a new Chief Executive Officer and Mr. Bauer's position is materially changed, Mr. Bauer will be given six months of his then-current salary as well as six month acceleration of his stock options with a minimum guarantee of one year of total vesting. If we undergo a change-of-control and Mr. Bauer's position is materially changed, 50% of Mr. Bauer's currently unvested options will vest.

     Our agreement with Mary M. Cortani (entered into in March 2000) provides for an annual salary of $150,000, a $10,000 sign-on bonus, the opportunity to earn up to $25,000 per year in performance-based bonuses, an option to purchase 125,000 shares of common stock, and contains the same other provisions as Mr. Bauer's agreement.

     Our agreement with Richard H. Dym (entered into in December 1999) provides for an annual salary of $150,000 and an option to purchase 300,000 shares of common stock. Pursuant to the terms of the agreement, if Mr. Dym is terminated for any reason other than cause, he will receive six months of his then-current salary. Except in the case of termination with cause, if Mr. Dym's position is materially changed within twelve months of the hiring of a new Chief Executive Officer, Mr. Dym will receive six months of his then-current salary and 50% of Mr. Dym's unvested options to purchase our common stock will become fully vested. Lastly, if Mr. Dym's position is materially changed within twelve months of a change of control of SiteSmith, Mr. Dym will receive six months of this then-current salary and all of his options to purchase our common stock will vest.

     Our agreement with Lee J. Finck (entered into in February 2000) provides for an annual salary of $125,000 on an annualized basis, a $25,000 sign-on bonus, an option to purchase 50,000 shares of common stock, and the opportunity to earn up to $75,000 per year in performance-based bonuses.

     Our agreement with Peter E. Hilliard (entered into in May 2000) provides for an annual salary of $150,000 and a $10,000 sign-on bonus, an option to purchase 125,000 shares of common stock, and contains the same other provisions as Mr. Bauer's agreement.

     Our agreement with Dan M. Rasmussen (entered into in October 1999), provides that in the event of a change in control of SiteSmith, 50% of his unvested stock and stock options will vest immediately. In addition, if within one year following a change in control, his employment is involuntarily terminated other than for cause or there is a material change in his job position, a reduction of his total current compensation by more than five percent, or a relocation of his principal place of employment by more than fifty miles, then all his remaining unvested stock and stock options will vest immediately.

     Our agreement with Robert John Ryan IV (entered into in October 1999) includes the same change-of-control provisions as Mr. Rasmussen's agreement.

     Our agreement with Michael E. Seifert (entered into in March 2000) provides for an annual salary of $150,000, a $50,000 sign-on bonus, an option to purchase 500,000 shares of common stock, and contains the same other provisions as Mr. Bauer's agreement.

     Our agreement with Frank Slattery (entered into in May 2000) provides for an annual salary of $150,000 on an annualized basis, $50,000 sign-on bonus, and an option to purchase 200,000 shares of common stock. If we undergo a change-of-control and Mr. Slattery's position is materially changed, Mr. Slattery will receive six months of his then-current salary and 50% of his unvested options to purchase our common stock will vest.

     Our agreement with Marvin Tseu (entered into in October 1999), provides that upon any termination, he will receive a severance package that includes a cash payment of $87,000 and one year full forward vesting from the point of termination on all unvested common stock options he holds. The agreement also includes the same change-of-control provisions as Mr. Rasmussen's agreement.

     In July 2000, we entered into a termination agreement with Kenneth D. Epstein, our former Vice President of Sales, pursuant to which Mr. Epstein received a severance payment of $93,750 and vesting of 62,500 of his options to purchase our common stock.

     OTHER TRANSACTIONS WITH MANAGEMENT

     In October 1999, we entered into a letter agreement with Elizabeth Ryan, the sister of Robert John Ryan IV, who serves as our Senior Vice President, Operations and as a member of our Board of Directors, whereby we agreed to pay Ms. Ryan $45,000 on an annualized basis and granted her an option to purchase 40,000 shares of common stock pursuant to our 1999 Stock Plan in exchange for Ms. Ryan's agreement to serve as an Office Manager for SiteSmith.

     In December 1999, we entered into a letter agreement with Max Rasmussen, the brother of Dan Rasmussen, who serves as our Vice President, New Market Development, whereby we agreed to pay Max Rasmussen $55,000 on an annualized basis and granted him an option to purchase 19,250 shares of common stock pursuant to our 1999 Stock Plan in exchange for Max Rasmussen's agreement to serve as an Office Manager for SiteSmith.

     In March 2000, we entered into a letter agreement with Jay Hart, the brother-in-law of Robert John Ryan IV, whereby we agreed to pay Mr. Hart $75,000 on an annualized basis and granted him an option to purchase 7,500 shares of common stock pursuant to our 1999 Stock Plan in exchange for Mr. Hart's agreement to serve as a Data Center Manager for SiteSmith.

     Peter E. Hilliard, our Vice President, Human Resources, was employed by 54th Street Partners, L.L.C. in November 1999 when we entered into an agreement to engage 54th Street Partners to provide us with business management and human resource consulting. In addition to fees generated under this agreement, we issued 54th Street Partners 42,000 shares of our common stock in January 2000 at $0.05 per share.

     In July 2000, Mr. Spagnolo exercised 1,409,525 of his options to purchase our common stock by executing a full-recourse promissory note in the principal amount of $2,466,527.80 and at an annual interest rate of 6.51% per annum, compounded semiannually. The note is due in full on the earlier of July 1, 2004 or 60 days after Mr. Spagnolo's termination for any reason.

     In July 2000, Mr. Winn exercised 1,000,000 of his options to purchase our common stock by executing a full-recourse promissory note in the principal amount of $1,749,900 and at an annual interest rate of 6.62% per annum, compounded semiannually. The note is due in full on the earlier of September 1, 2004 or 30 days after Mr. Winn's termination for any reason.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of August 1, 2000 and as adjusted to reflect the sale of the common stock offered by us under this prospectus by:

     o    each of our directors and named executive officers,

     o    all directors and executive officers as a group, and

     o each person who is known to us to own beneficially more than 5% of our common stock.

     Except as otherwise noted, the address of each person listed in the table is c/o SiteSmith, Inc., 3283 Scott Boulevard, Santa Clara, CA 95054. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 36,346,454 shares of common stock outstanding as of August 1, 2000 and ________ shares outstanding after the completion of this offering, in each case together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable within 60 days of August 1, 2000 are deemed outstanding for the purposes of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person. A portion of the shares issuable upon exercise of the options is subject to repurchase by SiteSmith at the original purchase price in the event of a termination of the holder's relationship as an employee or director of SiteSmith. This repurchase right lapses over time.


                                                                                         PERCENT BENEFICIALLY OWNED
                                                                                         ---------------------------
                                                                           TOTAL NUMBER    BEFORE THIS   AFTER THIS
                  NAME AND ADDRESS OF BENEFICIAL OWNER                      OF SHARES       OFFERING      OFFERING
------------------------------------------------------------------------- -------------- -------------  ------------
Entities affiliated with Bedrock Capital Partners
   One Boston Place
   Boston, MA 02108(1)..................................................      6,042,671         16.6%
Entities affiliated with ComVentures
   505 Hamilton Avenue
   Palo Alto, CA 94301(2)...............................................      6,042,670         16.6
Entities affiliated with Weiss, Peck & Greer
   555 California Street, Suite 3130
   San Francisco, CA 94104(3)...........................................      4,977,489         13.7
Dell USA L.P.
   Mail Stop 8066
   One Dell Way
   Round Rock, TX 78682.................................................      1,769,912          4.9
Marvin Tseu(4)..........................................................      1,265,000          3.4
Mark F. Spagnolo(5).....................................................      3,000,000          7.9
Carolyn V. Aver(6)......................................................        100,000            *
Amal M. Johnson(3)......................................................      4,977,489         13.7
James L. McLean(1)......................................................      6,042,671         16.6
Robert John Ryan IV(7)..................................................      6,475,000         17.8
Edward J. Sanderson, Jr.(6).............................................        100,000            *
All directors and executive officers as a group
(16 persons)............................................................     21,963,8522        63.8

--------------
   * Less than one percent.
     (1)  Represents shares held by the following entities:
          o  5,611,769 shares held by Bedrock Capital Partners I, L.P.,
          o 235,121 shares held by Credit Suisse First Boston Bedrock Fund, L.P., and
          o  195,781 shares held by VWB Employee Bedrock Fund, L.P.

          The general partner of each of these funds is Bedrock General
          Partner I, L.L.C. James L. McLean, a director of SiteSmith, is a managing member of Bedrock Partner I, L.L.C. Mr. McLean disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.
     (2)  Represents shares held by the following entities:
          o 264,046 shares held by Communications Ventures III CEO & Entrepreneurs Fund, L.P.,
          o  5,280,902 shares held by Communications Ventures III, L.P.,
          o  455,963 shares held by ComVentures IV, L.P.,
          o  35,304 shares held by ComVentures IV CEO Fund L.P., and
          o 6,455 shares held by ComVentures IV Entrepreneurs' Fund, L.P. ComVen III, LLC is the general partner of Communications Ventures
          III CEO & Entrepreneurs Fund, L.P. and Communications Ventures
          III, L.P. ComVen IV, L.L.C is the general partner of ComVentures
          IV, L.P., ComVentures IV CEO Fund, L.P., and ComVentures IV Entrepreneurs' Fund, L.P. Mr. McLean, a director of SiteSmith, joined ComVentures in July 2000 but is not a general partner of any of the above funds.
     (3)  Represents shares held by the following entities:
          o 3,987,857 shares held by Weiss, Peck and Greer Venture Associates V, L.L.C.,
          o 33,426 shares held by Weiss, Peck and Greer Venture Associates V-A, L.L.C.,
          o  818,912 shares held by Weiss, Peck and Greer Ventures Associates
             V Cayman, L.P.,
          o 84,924 shares held by WPG Information Sciences Entrepreneur Fund II, L.L.C., and
          o 52,370 shares held by WPG Information Sciences Entrepreneur Fund II-A, L.L.C.
          Amal M. Johnson, a director of SiteSmith, is a managing member of WPG VC Fund Adviser II, L.L.C., which is the Fund Investment
          Advisory Member of Weiss, Peck & Greer Venture Associates V,
          L.L.C., Weiss, Peck & Greer Venture Associates V-A, L.L.C., WPG Information Sciences Entrepreneur Fund II, L.L.C., and WPG Information Sciences Entrepreneur Fund II-A, L.L.C. and the Fund Investment Advisory Partner of Weiss, Peck and Greer Venture Associates V Cayman, L.P. Ms. Johnson disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest in the shares.
     (4) Includes 433,333 shares issuable upon exercise of options exercisable within 60 days of August 1, 2000, and 100,000 shares of Series A preferred stock purchased in October 1999 by Pensco Pension Services, Inc. Custodian FBO Marvin Tseu IRA, Mr. Tseu's investment retirement account. Does not include an aggregate of 135,000 shares of common stock transferred by Mr. Tseu to eight different individual transferees and 100,000 shares of Series A preferred stock purchased in October 1999 by Pensco Pension Services, Inc. Custodian FBO Marvin Tseu IRA, Mr. Tseau's investment retirement account.
     (5) Includes 1,590,475 shares issuable upon exercise of options exercisable within 60 days of August 1, 2000.
     (6) All shares issuable upon exercise of options exercisable within 60 days of August 1, 2000.
     (7) Includes 200,000 shares transferred to Ryan Venture L.P. Mr. Ryan and his wife are the trustees of the Ryan Management Trust, which is the general partner of Ryan Venture L.P. Does not include an aggregate of 725,000 shares of common stock transferred by Mr. Ryan to nine individual transferees.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, we will be authorized to issue 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share. All currently outstanding shares of preferred stock will be converted into common stock upon the closing of this offering.

COMMON STOCK

     As of August 1, 2000, there were 36,346,454 shares of common stock outstanding, as adjusted to reflect the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, held of record by 236 stockholders. Options to purchase 7,844,582 shares of common stock were also outstanding. There will be ____ shares of common stock outstanding, assuming no exercise of the underwriter's overallotment option or exercise of outstanding options under the stock plans after August 1, 2000 after giving effect to the sale of the shares offered hereby.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of SiteSmith, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

     Upon the closing of the offering, all outstanding shares of preferred stock will be converted into common stock on a one-to-one basis and automatically retired. Thereafter, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, $0.0001 par value per share, in one or more series. The Board of Directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

     The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of SiteSmith without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding. At present, we have no plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     After the offering, the holders of 20,583,233 shares of common stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between SiteSmith and the holders of these securities. Subject to limitations in the agreement, the holders of at least 20% of the Registrable Securities then outstanding may require, on two occasions beginning six months after the date of this prospectus, that SiteSmith use its best efforts to register these securities for public resale, provided that the proposed total offering price is at least $5,000,000. If SiteSmith registers any of its common stock either for its own account or for the account of other security holders, the holders of the Registrable Securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. In addition, the holders of at least 10% of these securities then outstanding may also require SiteSmith, not more than twice in any 24 month period, to register all or a portion of these securities on Form S-3 under the Securities Act when the use of that form becomes available to SiteSmith, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1,000,000. All holders of Registrable Securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit

Suisse First Boston Corporation. All fees, costs and expenses of these registrations must be borne by SiteSmith, and all selling expenses (including underwriting discounts, selling commissions and stock transfer taxes) relating to Registrable Securities must be borne by the holders of the securities being registered.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER DOCUMENTS

     Provisions of Delaware law and our certificate of incorporation and bylaws could make any acquisition of us by a third party and the removal of our incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with it us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

     We are subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of SiteSmith without further action by the stockholders.

     Our amended and restated certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our certificate of incorporation permits the Board of Directors to issue preferred stock with voting or other rights without any stockholder action. Our certificate of incorporation provides for the Board of Directors to be divided into three classes, with each class staggered over three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. Each of the other two classes of directors will continue to serve for the remainder of its respective three-year term. These provisions, which require the vote of stockholders holding at least two-thirds of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company. The Transfer Agent's address and telephone number is 40 Wall Street, New York New York 10005, (212) 936-5100.

NASDAQ NATIONAL STOCK MARKET LISTING

     We have applied to list our common stock for quotation on The Nasdaq National Market under the trading symbol "STSM".

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our Common Stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of the offering, we will have outstanding shares of common stock. Of these shares, the shares sold in the offering (plus any shares issued upon exercise of the underwriters' overallotment option) will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates includes officers, directors or 10% stockholders.

     The remaining        shares outstanding are "restricted securities"
within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of these shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

     Our officers and directors and our existing stockholders have generally entered into lock-up agreements providing that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation of a period of 180 days after the date of this prospectus. For further details, see "Underwriting." As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by the designated underwriters' representative. Taking into account the lock-up agreements, and assuming Credit Suisse First Boston Corporation does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

     o Beginning on the effective date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market.

     o    Beginning 180 days after the effective date, approximately shares will be eligible for sale pursuant to Rule 701
          and approximately        additional shares will be eligible
          for sale pursuant to Rule 144, of which all but       shares
          are held by affiliates.

     o    An additional      shares will be eligible for sale pursuant
          to Rule 144 by       . Shares eligible to be sold by affiliates
          pursuant to Rule 144 are subject to volume restrictions as described below.

     In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     o    one percent of the number of shares of common stock then outstanding,
          which will equal approximately     shares immediately after the
          offering; or

     o the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

     In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under the 1999 stock plan or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of August 1, 2000, there were outstanding options for the purchase of 7,844,582 shares of common stock.

           U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to a non-U.S. Holder. In this discussion, a non-U.S. Holder is any holder that for U.S. federal income tax purposes is not a U.S. person. For purposes of this discussion, the term U.S. person means:

     o    a citizen or resident of the United States,

     o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof,

     o an estate whose income is included in gross income for U.S. federal income tax purposes regardless of its source, or

     o a trust whose administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership.

     This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. Holder's special tax status or special tax situations. U.S. expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is other than the U.S. dollar, and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. ACCORDINGLY, EACH NON-U.S. HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

DIVIDENDS

     We have not paid any dividends on our common stock and we do not plan to pay any dividends for the foreseeable future. However if we do pay dividends on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder's basis, but not below zero, and then will be treated as gain from the sale of stock.

     Any dividend paid to a non-U.S. Holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-U.S. Holder must provide us with an IRS form W-8BEN certifying to your qualification for the reduced rate.

     Dividends received by a non-U.S. Holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. Holder are exempt from such withholding tax. In order to obtain this exemption, a non-U.S. Holder must provide us with an IRS Form W-8ECI certifying to such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits.

     In addition to the graduated tax described above, dividends received by a corporate non-U. S. Holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

     A non-U.S. Holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service ("IRS").

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

     o the gain is effectively connected with a U.S. trade or business of the non-U.S. Holder (which gain, in the case of a corporate non-U.S. Holder, must also be taken into account for branch profits tax purposes),

     o the non-U.S. Holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, or

     o we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock. We have determined that we are not and do not believe that we will become a "U.S. real property holding corporation" for U.S. federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a non-U.S. Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding generally will not apply to dividends paid to non-U.S. Holders at an address outside the United States on or prior to December 31, 2000 unless the payer has knowledge that the payee is a U.S. person. Under recently finalized Treasury Regulations regarding withholding and information reporting, payment of dividends to non-U.S. Holders at an address outside the United States after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such non-U.S. Holder satisfies various certification requirements.

     Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a non-U.S. Holder of common stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is a U.S. person or has certain other connections to the United States, unless the broker has documentary evidence in its files of the holder's non-U.S. status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

     In general, the recently promulgated final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certifications procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-U.S. Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in our common stock. Those final Treasury Regulations generally are effective for payments made after December 31, 2000.

     Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

       Under the terms and subject to the conditions contained in an
underwriting agreement dated      , 2000, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Chase Securities Inc. and FleetBoston Robertson Stephens Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                               NUMBER
              UNDERWRITER                                     OF SHARES
              -----------                                    ------------
     Credit Suisse First Boston Corporation................
     Chase Securities Inc..................................
     FleetBoston Robertson Stephens Inc....................

     Total.................................................
                                                             ============

       The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

       We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to               additional shares of common stock from us at the
initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

       The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of             per share. The
underwriters and selling group members may allow a discount of $            per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

       The following table summarizes the compensation and estimated expenses we will pay:


                                                        PER SHARE                            TOTAL
                                           ----------------------------------  ----------------------------------
                                               WITHOUT              WITH           WITHOUT            WITH
                                            OVER-ALLOTMENT     OVER-ALLOTMENT  OVER-ALLOTMENT    OVER-ALLOTMENT
                                           -----------------   --------------  ---------------- -----------------
Underwriting Discounts and Commissions     $                   $               $                $
   paid by us...........................
Expenses payable by us..................   $                   $               $                $

       The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

       We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to or in connection with employee stock options or employee stock purchase plans, in effect on the date of this prospectus and except in connection with the conversion of all outstanding shares of preferred stock into shares of common stock upon closing of the offering.

       Our officers and directors and all of our existing stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation of a period of 180 days after the date of this prospectus.

       The underwriters have reserved for sale, at the initial public offering
price, up to                  shares of the common stock for merchants, custom
loyalty customers, companies with whom we are developing commercial relationships, rewards suppliers, consultants and service providers and employees of such entities who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

       We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

       We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "STSM".

       Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors considered in determining the initial public offering price will be:

       o      market conditions for initial public offerings,

       o the history of and prospects for our business, our past and present operations,

       o      our past and present earnings and current financial position,

       o      an assessment of our management,

       o the market for securities of companies in businesses similar to ours, and

       o      the general condition of the securities markets.

       We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

       In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

       o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

       o Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

       o Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

       o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

       A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

       The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

       Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under these securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

       The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

       All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

       A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

       Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                  LEGAL MATTERS

       The validity of the common stock offered hereby will be passed upon for us by Venture Law Group, A Professional Corporation, Menlo Park, California. Jeffrey Y. Suto, a director of Venture Law Group, is our Secretary. The underwriters were represented by Cravath, Swaine & Moore, New York, New York. As of the date of this prospectus, attorneys of Venture Law Group and an investment partnership controlled by Venture Law Group beneficially own a total of 80,000 shares of our common stock.

                                     EXPERTS

       The financial statements as of December 31 1999 and June 30, 2000 and for the period from September 8, 1999 (inception) through December 31, 1999 and for the six months ended June 30, 2000 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

       We have filed with the Securities and Exchange Commission, or the Commission, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to SiteSmith and the common stock offered by this prospectus, reference is made to the registration statement and its exhibits, and the financial statements and notes filed as a part of the registration statement. With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. The registration statement, including its exhibits and the financial statements and notes filed as a part of the registration statement, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained from the Commission upon payment of certain fees prescribed by the Commission. These reports and other information may also be inspected without charge at a web site maintained by the Commission at http://www.sec.gov.

                                 SITESMITH, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                       PAGE
                                                                       ----
Report of Independent Accountants....................................   F-2
Balance Sheets.......................................................   F-3
Statements of Operations.............................................   F-4
Statements of Stockholders' Deficit..................................   F-5
Statements of Cash Flows.............................................   F-6
Notes to Financial Statements........................................   F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders' of SiteSmith, Inc.

       In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of SiteSmith, Inc. at December 31, 1999 and June 30, 2000 and the results of its operations and its cash flows for the period from September 8, 1999 (inception) through December 31, 1999 and for the six months ended June 30, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
July 28, 2000

                                 SITESMITH, INC.
                                  BALANCE SHEETS

                                                                                                    PRO FORMA
                                                                  DECEMBER 31       JUNE 30,         JUNE 30,
                                                                      1999            2000             2000
                                                                 --------------- ---------------  ---------------
                            ASSETS                                                                 (UNAUDITED)
                                                                                                   (SEE NOTE 8)
Current assets:
   Cash and cash equivalents..................................   $    1,416,341  $    6,430,782
   Restricted cash, current...................................               --         545,431
   Accounts receivable, net...................................           97,999       6,435,965
   Prepaid expenses and other.................................          238,895       1,206,090
                                                                 --------------- ---------------
     Total current assets.....................................        1,753,235      14,618,268

Property and equipment, net...................................          779,835       8,681,066
Restricted cash, non-current..................................           71,000         490,566
Other assets..................................................          189,353         606,142
                                                                 --------------- ---------------

     Total assets.............................................   $    2,793,423  $   24,396,042
                                                                 =============== ===============

       LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
      PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
   Accounts payable...........................................   $      523,675  $    8,645,825
   Accrued liabilities........................................           89,373       3,396,632
   Deferred revenue...........................................               --         386,000
   Convertible notes payable..................................               --       4,999,999
                                                                 --------------- ---------------
     Total current liabilities................................          613,048      17,428,456
Commitments and contingencies (Note 7)........................

Mandatorily redeemable convertible preferred stock
   (Note 4)...................................................        3,625,000      25,201,150   $           --
                                                                 --------------- ---------------  ---------------
Stockholders' (deficit) equity :
   Common stock, $0.0001 par value; 30,000,000 shares
     authorized; 8,536,000 and 13,180,389 shares issued and
     outstanding at December 31, 1999 and June 30, 2000,
     respectively; 28,991,250 shares issued and outstanding
     pro forma (unaudited)....................................              854           1,318            2,899
   Additional paid-in capital.................................        7,130,911      20,232,157       45,431,726
   Unearned stock-based compensation..........................       (6,473,547)    (15,021,879)     (15,021,879)
   Accumulated deficit........................................       (2,102,843)    (23,445,160)     (23,445,160)
                                                                 --------------- ---------------  ---------------
       Total stockholders' (deficit) equity...................       (1,444,625)    (18,233,564)  $    6,967,586
                                                                 --------------- ---------------  ---------------
         Total liabilities, mandatorily redeemable
           convertible preferred stock and stockholders'
           (deficit) equity...................................   $    2,793,423  $   24,396,042
                                                                 =============== ===============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 SITESMITH, INC.
                            STATEMENTS OF OPERATIONS

                                                                                PERIOD FROM
                                                                             SEPTEMBER 8, 1999      SIX MONTHS
                                                                            (INCEPTION) THROUGH   ENDED JUNE 30,
                                                                             DECEMBER 31, 1999         2000
                                                                            ------------------   ----------------

Revenue:
   Service revenue.......................................................   $          97,999    $     3,842,441
   Equipment revenue.....................................................                  --          3,545,733
                                                                            ------------------   ----------------
                                                                                       97,999          7,388,174

Costs and expenses:
Cost of service revenue (excludes stock-based compensation of $251,741
   and $1,952,109).......................................................             484,458          7,866,583
Cost of equipment revenue................................................                  --          3,300,377
Research and development (excludes stock-based compensation of $92,594
   and $355,355).........................................................              66,843            344,810
Sales and marketing (excludes stock-based compensation of $131,658 and
   $1,109,710)...........................................................             147,060          5,300,971
General and administrative (excludes stock-based compensation of
   $186,925 and $1,411,835)..............................................             860,651          7,416,239
Stock-based compensation.................................................             662,918          4,829,009
                                                                            ------------------   ----------------
       Total costs and expenses..........................................           2,221,930         29,057,989
                                                                            ------------------   ----------------

Loss from operations.....................................................          (2,123,931)       (21,669,815)

Interest income, net.....................................................              21,088            327,498
                                                                            ------------------   ----------------

Net loss.................................................................          (2,102,843)       (21,342,317)
   Accretion of redemption premium on mandatorily redeemable convertible
     preferred stock.....................................................             (60,000)        (1,119,301)
                                                                            ------------------   ----------------
   Net loss attributable to common stockholders..........................   $      (2,162,843)   $   (22,461,618)
                                                                            ==================   ================
   Net loss per share attributable to common stockholders, basic and
     diluted.............................................................   $           (1.17)   $         (6.68)
                                                                            ==================   ================
   Weighted average number of shares attributable to common
     stockholders, basic and diluted.....................................           1,846,500          3,361,016
                                                                            ==================   ================
   Pro forma net loss per share attributable to common stockholders,
     basic and diluted (unaudited).......................................   $           (0.30)   $         (1.25)
                                                                            ==================   ================
   Pro forma weighted number of average shares attributable to common
     stockholders, basic and diluted (unaudited).........................           7,246,500         17,941,754
                                                                            ==================   ================


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                             FINANCIAL STATEMENTS.

                                 SITESMITH, INC.
                       STATEMENTS OF STOCKHOLDERS' DEFICIT


                                        COMMON STOCK          ADDITIONAL     UNEARNED
                                  -------------------------   PAID-IN      STOCK-BASED    ACCUMULATED
                                    SHARES        AMOUNT      CAPITAL     COMPENSATION      DEFICIT        TOTAL
                                  ------------  ----------- ------------- --------------  -------------  ------------
Issuance of common stock to
   founders in October 1999....     8,500,000   $      850  $      7,650  $          --   $         --  $      8,500
Issuance of common stock for
   services provided...........        36,000            4        46,796             --             --        46,800
Accretion of redemption premium
   on Series A manadatorily
   redeemable convertible
   preferred stock.............            --           --       (60,000)            --             --       (60,000)
Unearned employee stock-based
   compensation................            --                  7,136,465     (7,136,465)            --            --
Amortization of unearned
   employee stock-based
   compensation................            --           --            --        662,918             --       662,918
Net loss.......................            --           --            --             --     (2,102,843)   (2,102,843)
                                  ------------  ----------- ------------- --------------  -------------  ------------
Balance at December 31, 1999...     8,536,000          854     7,130,911     (6,473,547)    (2,102,843)   (1,444,625)

Issuance of common stock for
   services provided...........       102,000           10       175,430             --             --       175,440
Issuance of common stock for
   options exercised...........     4,551,765          455       672,463             --             --       672,918
Repurchase of common stock.....        (9,376)          (1)       (4,687)            --             --        (4,688)
Accretion of redemption premium
   on Series A and B mandatorily
   redeemable convertible
   preferred stock.............            --           --    (1,119,301)            --             --    (1,119,301)
Unearned employee stock-based
   compensation................            --           --    12,835,792    (12,835,792)            --            --
Amortization of unearned
   employee stock-based
   compensation................            --           --            --      4,752,071             --     4,752,071
Unearned stock-based
   compensation for services
   provided....................            --           --       541,549       (541,549)            --            --
Amortization of stock-based
   compensation for services
   provided....................            --           --            --         76,938             --        76,938
Net loss.......................            --           --            --             --    (21,342,317)  (21,342,317)
                                  ------------  ----------- ------------- --------------  -------------  ------------

Balance at June 30, 2000.......    13,180,389   $    1,318  $ 20,232,157  $ (15,021,879)  $(23,445,160) $(18,233,564)
                                  ============  =========== ============= ==============  =============  ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 SITESMITH, INC.
                             STATEMENTS OF CASH FLOW

                                                                                PERIOD FROM
                                                                                SEPTEMBER 8,
                                                                                    1999
                                                                                (INCEPTION)
                                                                                  THROUGH       SIX MONTHS ENDED
                                                                                DECEMBER 31,         JUNE 30,
                                                                                    1999               2000
                                                                               ---------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss................................................................... $   (2,102,843)  $    (21,342,317)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization............................................         24,687            470,114
     Allowance for doubtful accounts and returns..............................             --            498,968
     Issuance of common stock for services....................................         46,800            175,440
     Amortization of stock-based compensation.................................        662,918          4,829,009
   Changes in assets and liabilities:
       Accounts receivable....................................................        (97,999)        (6,836,934)
       Prepaid expenses and other assets......................................       (238,895)          (967,195)
       Other assets...........................................................       (189,353)          (416,789)
       Accounts payable.......................................................        523,675          8,122,150
       Accrued liabilities....................................................         89,373          3,307,259
       Deferred revenue.......................................................             --            386,000
                                                                               ---------------  -----------------
         Net cash used in operating activities................................     (1,281,637)       (11,774,295)
                                                                               ---------------  -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment.........................................       (804,522)        (8,371,345)
   Restricted cash............................................................        (71,000)          (964,997)
                                                                               ---------------  -----------------
         Net cash used in investing activities................................       (875,522)        (9,336,342)
                                                                               ---------------  -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from convertible notes payable....................................             --          4,999,999
   Proceeds from issuance of common stock.....................................          8,500            672,918
   Repurchase of common stock.................................................             --             (4,688)
   Proceeds from issuance of preferred stock, net of issuance costs...........      3,565,000         20,456,849
                                                                               ---------------  -----------------
         Net cash provided by financing activities ...........................      3,573,500         26,125,078
                                                                               ---------------  -----------------

Net increase in cash and cash equivalents.....................................      1,416,341          5,014,441

Cash and cash equivalents at beginning of period..............................             --          1,416,341
                                                                               ---------------  -----------------

Cash and cash equivalents at end of period.................................... $    1,416,341   $      6,430,782
                                                                               ===============  =================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 SITESMITH, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY:

     SiteSmith, Inc. ("SiteSmith" or the "Company") was incorporated as SiteBrigade, Inc. in Delaware on September 8, 1999. On November 15, 1999, the Board of Directors approved the change of the Company's name to SiteSmith, Inc.

       SiteSmith provides outsourced Internet infrastructure management services designed to maximize the performance, reliability, and security of large-scale, complex Internet sites. SiteSmith offers its customers an outsourced Internet infrastructure management solution. Our offerings consist of core services and premium services. Our core services include establishing the infrastructure for our customers' Internet operations. Our premium services includes automated monitoring, security and network redundancy.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investment instruments with original maturities of 90 days or less. The carrying value of cash equivalents approximates their estimated fair market value.

RESTRICTED CASH

     At December 31, 1999 and the six months ended June 30, 2000, cash balances of approximately $71,000 and $1,035,997, respectively, were restricted from withdrawal and held by a bank in the form of certificates of deposit. These certificates of deposit serve as a collateral supporting standby letters of credit issued as a guarantee of payment to certain vendors and to the Company's landlords as security deposits, which will not be available until the leases for the Company's facilities expire.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash primarily in checking and money market accounts. The Company's investment policy limits the amount of credit exposure to any one issuer. The Company's customer base is primarily composed of business throughout the United States. The Company performs ongoing credit evaluations of its customers.

     For the period from September 8, 1999 (inception) through December 31, 1999, five customers accounted for 31%, 21%, 13%, 12% and 10% of both the Company's revenue and accounts receivable, respectively. For the six months ended June 30, 2000, a different customer accounted for 10% of the Company's accounts receivable and no customers accounted for 10% or more of revenues.

FAIR VALUE OF INSTRUMENTS

       The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximate fair value due to the short-term maturity of these instruments. Redeemable convertible preferred stocks are recorded at their redemption amounts which is considered to approximate fair value.

                                 SITESMITH, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of three to six years. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the facility lease term or the estimated useful lives of the improvements. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to operations. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

       The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998 and provides guidance on accounting for the costs incurred for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs.

     General and administrative costs include expenses incurred by the Company to develop its internal software. The Company recognizes software development costs in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." As such, the Company expenses all costs incurred that relate to the planning and post implementation phases of development. Costs incurred in the development phase are capitalized and recognized over the product's estimated useful life if the product is expected to have a useful life beyond one year. Costs associated with maintenance and training are included in general and administration expenses in the accompanying statement of income.

REVENUE RECOGNITION

     The Company's revenues consist of (i) monthly fees for providing internet infrastructure management services, and (ii) revenues from sales of third-party equipment to customers. Service revenues are generally recognized ratably over the term of the contract, which is generally one year. Monthly fees are based on a fixed contractual rate. If the services rendered in any given month exceed the contract amount, then any incremental services are billed. Equipment revenues are typically recognized when the equipment is delivered to the customer or the internet data center. All fees billed represent a separate and distinct earnings process and are recognized when the earnings process is complete. Advance billings are classified as deferred revenue.

INCOME TAXES

     Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

STOCK-BASED COMPENSATION

     The Company follows the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123

                                 SITESMITH, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

have been presented (see Note 6). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option.

     Stock, stock options and warrants for stock issued to non-employees have been accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

BUSINESS SEGMENTS

     The Company follows SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities and management responsibility. The Company conducts its business within a single business segment providing Internet infrastructure management services.

COMPREHENSIVE INCOME

     The Company follows SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net loss and its comprehensive loss for any of the periods presented in the accompanying consolidated statements of operations.

NET LOSS PER COMMON SHARE

       Basic net loss per common share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred stock, are included in the diluted net loss per common share calculation to the extent these shares are dilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share attributable to common stockholders' as follows:

                                                                                  PERIOD FROM
                                                                               SEPTEMBER 8, 1999
                                                                                  (INCEPTION)       SIX MONTHS
                                                                                    THROUGH            ENDED
                                                                               DECEMBER 31, 1999   JUNE 30, 2000
                                                                               ------------------  --------------

Numerator
   Net loss attributable to common stockholders'............................   $      (2,162,843)  $ (22,461,618)

Denominator
   Weighted average number of
     shares.................................................................           8,509,000      10,528,965
   Weighted average number of unvested
     shares subject to repurchase...........................................          (6,662,500)     (7,167,949)
                                                                               ------------------  --------------

   Denominator for basic and
     diluted calculation....................................................           1,846,500       3,361,016
                                                                               ------------------  --------------

Basic and diluted net loss
   per share attributable to common stockholders'...........................   $           (1.17)  $       (6.68)
                                                                               ==================  ==============

                                 SITESMITH, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

       The following table summarizes common stock equivalents that are not included in the denominator used in the diluted net loss per common share calculation because to do so would be antidilutive for the periods indicated:

                                                                                 PERIOD FROM
                                                                                SEPTEMBER 8,
                                                                               1999 (inception)     SIX MONTHS
                                                                                   THROUGH             ENDED
                                                                                DECEMBER 31,          JUNE 30,
                                                                                    1999               2000
                                                                               ----------------  -----------------
Weighted average effect of common stock equivalents:
     Series A mandatorily redeemable convertible
       preferred stock..................................................             5,400,000          7,200,000
     Series B mandatorily redeemable convertible
       preferred stock..................................................                    --          7,380,738
     Options to purchase
       common stock.....................................................             1,431,875          2,887,743
     Common stock subject
       to repurchase....................................................             6,662,500          7,167,949
                                                                               ----------------  -----------------

                                                                                    13,494,375         24,636,430
                                                                               ================  =================

RECENT ACCOUNTING PRONOUNCEMENTS

       In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The Company does not currently hold any derivative instruments and does not engage in hedging activities. The Company expects the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flow. The Company will be required to adopt SFAS No. 133 for the year ending December 31, 2001.

       In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The adoption of SAB 101 did not have a material effect on the financial position or results of operations of the Company.

       In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretations is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of certain of the conclusions of FIN 44 covering events occurring during the period after December 15, 1998 or January 12, 2000 did not have a material impact on the Company's financial position and results of operations. The Company does not expect that the adoption of the remaining conclusions will have a material effect on the financial statements.

                                 SITESMITH, INC.
                   NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3 - BALANCE SHEET COMPONENTS:

CASH AND CASH EQUIVALENTS

       As of December 31, 1999 and June 30, 2000, cash and cash equivalents included a cash reserve with a variable interest rate.

       Restricted cash consisted of the following:

                                             DECEMBER 31,      JUNE 30,
                                                 1999            2000
                                            --------------- ----------------

Due within one year.......................  $           --  $       545,431
Due after one year through six years......          71,000          490,566
                                            --------------- ----------------
                                                    71,000        1,035,997
Less: Current portion.....................              --         (545,431)
                                            --------------- ----------------

                                            $       71,000  $       490,566
                                            =============== ================

ACCOUNTS RECEIVABLE

       Accounts receivable consisted of the following:

                                                DECEMBER 31,      JUNE 30,
                                                    1999            2000
                                               --------------- ----------------

Accounts receivable - trade.................   $        97,999   $   6,934,933
Allowance for doubtful accounts.............               --         (455,968)
Allowance for sales returns.................               --          (43,000)
                                               --------------- ----------------

                                               $        97,999   $   6,435,965
                                               =============== ================

PREPAID EXPENSES AND OTHER CURRENT ASSETS

       Prepaid expenses and other current assets consisted of the following:

                                             DECEMBER 31,      JUNE 30,
                                                 1999            2000
                                            --------------- ----------------
CURRENT
   Prepaid expenses.......................  $      124,169  $     840,657
   Deposits and other assets..............         114,726        365,433

NONCURRENT
   Prepaid expenses.......................             636        110,181
   Deposits and other assets..............         188,717        495,961
                                            --------------- ----------------

                                            $      428,248  $   1,812,232
                                            =============== ================

                                 SITESMITH, INC.
                   NOTES TO FINANCIAL STATEMENTS (Continued)

PROPERTY AND EQUIPMENT

       Property and equipment is comprised of the following:

                                                        USEFUL
                                                        LIVES        DECEMBER 31,       JUNE 30,
                                                       IN YEARS          1999             2000
                                                    --------------- ---------------  ---------------

Computer equipment...............................         3         $     509,118    $   5,330,863
Computer software................................         3                14,959        1,160,430
Furniture and fixtures...........................         5               230,398        1,260,898
Leasehold improvements...........................       5 - 6              25,247          883,003
Construction in progress.........................        --                24,800          540,673
                                                                    ---------------  ---------------
                                                                          804,522        9,175,867
     Less:  Accumulated depreciation and
     amortization................................                         (24,687)        (494,801)
                                                                    ---------------  ---------------

Total............................................                   $     779,835    $   8,681,066
                                                                    ===============  ===============

       Property and equipment depreciation and amortization expenses from inception through December 31, 1999 and for the six months ended June 30, 2000 were $24,687 and $470,114, respectively.

ACCRUED LIABILITIES

       Accrued liabilities consisted of the following:

                                         DECEMBER 31,      JUNE 30,
                                           1999              2000
                                        -------------   --------------

Accrued compensation.................   $      58,880   $   1,739,532
Accrued professional fees............          25,000         957,246
Accrued other........................           5,493         699,854
                                        -------------   --------------

                                        $      89,373   $   3,396,632
                                        =============   ==============

CONVERTIBLE NOTES PAYABLE

       In June 2000, the Company issued approximately $5 million in convertible promissory notes. The notes bear interest at a rate of 9.5% per annum and are payable in full in September 2000. The notes are convertible into shares of the Company's equity securities issued and sold at the close of the Company's next equity financing. The notes shall be convertible into the number of shares of equity securities based on the principle amount of the notes plus accrued and unpaid interest divided by the price paid for the equity securities by third parties. The Company closed an eligible equity financing on July 20, 2000 and as a result the notes were converted into 884,956 shares of Series C mandatorily redeemable convertible preferred stock (see Note 11).

NOTE 4 - MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

       The Company is authorized to issue 15,900,000 shares of preferred stock of which 7,200,000 shares have been designated as Series A Preferred and 8,700,000 shares have been designated as Series B Preferred. In July 2000, the Company increased the number of authorized shares of its preferred stock to 20,539,110 shares (see Note 11).

                                 SITESMITH, INC.
                   NOTES TO FINANCIAL STATEMENTS (Continued)

       On October 26, 1999, the Company issued a total of 7,200,000 shares of its Series A mandatorily redeemable preferred stock ("Series A") for net proceeds of $3,565,000 (net of $35,000 of issuance costs).

       In January and February 2000, the Company issued a total of 8,610,861 shares of its Series B mandatorily redeemable preferred stock ("Series B") for net proceeds of $20,456,849 (net of $37,000 of issuance costs).

       From inception through June 30, 2000, the Company issued preferred stock as follows:

                                                                                                    LIQUIDATION
                             ORIGINAL                                                                   AND
                              ISSUE    AMOUNT NET OF      SHARES       ISSUED AND     PAR VALUE      REDEMPTION
                              PRICE    ISSUANCE COSTS    AUTHORIZED    OUTSTANDING      AMOUNT         AMOUNT
                             --------- --------------- -------------- -------------- -----------  ---------------
Series A..................   $   0.50  $   3,565,000       7,200,000      7,200,000  $   0.0001   $    3,840,000
Series B..................   $   2.38     20,456,849       8,700,000      8,610,861  $   0.0001       21,433,150
                                       --------------- -------------- --------------              ---------------

Total.....................             $  24,021,849      15,900,000     15,810,861          --   $   25,273,150
                                       =============== ============== ==============              ===============

CONVERSION

       Each issued share of Series A and Series B is convertible at the election of the holder into one share of common stock subject to certain events, including adjustment for changes in the Company's capital structure. All shares of preferred stock shall automatically be converted into shares of common stock upon the closing of an underwritten public offering having an aggregate offering price of at least $25,000,000 and a per share offering price of at least $5.00.

DIVIDENDS

       The holders of Series A and Series B are entitled to receive noncumulative dividends at the per annum rate of $0.005 and $0.0238, respectively, per share if and when declared by the Board of Directors. The Company may not make a distribution to common stockholders until the preferred stock dividends have been paid in full. The Company has no current intention of declaring dividends.

VOTING RIGHTS

       The holder of each share of preferred stock is entitled to vote based on the number of shares of common stock into which it is convertible.

LIQUIDATION PREFERENCES

       In the event of a liquidation, dissolution, winding up of the Company, Series A and Series B stockholders are entitled to a per share distribution in preference to common stockholders equal to the original issue price per share of $0.50 and $2.38 per share, respectively, plus any declared but unpaid dividends. After this distribution, the remaining assets will be distributed pro rata to the holders of the common stock and Series A and Series B on an as if converted basis. In the event funds are insufficient to make a complete distribution to the holders of Series A and Series B, the holders shall share ratably in any distribution.

REDEMPTION

       Upon the request of the holder of the majority of the outstanding shares of Series A and Series B at any time after January 13, 2005, but on a date within thirty days after receipt by the corporation of a written request, the shares are redeemable in two equal installments, beginning no earlier than February 13, 2005, and continuing thereafter on the next anniversary date. The shares may be redeemed at a price equal to the original issue price, subject to adjustments for any stock dividends, combinations, reclassifications, splits, and declared and unpaid dividends. The Company shall also pay 10% redemption premium, based on the redemption price as outlined above, to the holders of Series A or Series B for every full year a holder of Series A or Series B has held such stock. This amount is being accreted ratably over the period from issuance until the first redemption date.

                                 SITESMITH, INC.
                   NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 5 - COMMON STOCK:

       The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 30,000,000 shares of common stock. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of the holders of preferred stock at the time outstanding. In July 2000, the Company amended and restated its Certificate of Incorporation to increase the authorized share capital to 50,000,000 shares of common stock (See Note 11).

       The Company had reserved shares of common stock for future issuance as follows:


                                                                                             DECEMBER        JUNE 30,
                                                                                             31, 1999          2000
                                                                                            ------------   -------------
       Conversion of Series A mandatorily redeemable
          convertible preferred stock...................................................      7,200,000       7,200,000
       Conversion of Series B mandatorily redeemable
          convertible preferred stock...................................................             --       8,700,000
       Exercise of options..............................................................      9,500,000      15,500,000
                                                                                            ------------   -------------

                                                                                             16,700,000      31,400,000
                                                                                            ============   =============

       The Company had not declared or paid cash dividends as of June 30, 2000.

       Upon the termination of employment, the Company repurchased 9,376 shares of common stock previously issued upon the exercise of options.

FOUNDERS STOCK AGREEMENT

       Certain common stock was issued to the founders of the Company and is subject to repurchase in the event of voluntary termination or involuntary termination with cause. Certain founder shares vest over a twelve month period, 50% of the shares vest at the end of six month period and the remaining 50% vest at the end of the second six month period. Certain other shares vest over four years. At December 31, 1999 and June 30, 2000, 6,662,500 and 5,281,250 shares, respectively, of outstanding common stock were subject to repurchase by the Company at the original purchase price of $.001.

NOTE 6 - STOCK OPTION PLAN:

       The Company's 1999 Stock Option Plan (the "Option Plan"), authorizes the Board of Directors to grant up to 9,500,000 incentive stock options and nonstatutory stock options to employees, directors and consultants. In April 2000, the Board of Directors has authorized the Company to increase the authorized number of shares of common stock in the option pool to 15,500,000 shares. The Option Plan provides that incentive stock options may be granted to employees of the Company and nonstatutory stock options may be granted to consultants and directors of the Company. Under the Option Plan, no incentive stock options may be granted to a person who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless at the time such options are granted the option price is at least 110% of the fair market value of the stock. Furthermore, such options granted shall not be exercisable after ten years from the date of grant.

     The Option Plan is administered by the Board of Directors or its designees and provides generally that the option price shall not be less than the fair market value of the shares on the date of grant and no portion may be exercised beyond ten years from that date. Options granted generally vest 25% on the first anniversary of the date of grant with the balance vesting in 36 equal monthly increments.

                                 SITESMITH, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

       Activity under the Plan is as follows:


                                                                                     OUTSTANDING OPTIONS
                                                                                  ---------------------------
                                                                                                   WEIGHTED
                                                                      SHARES                        AVERAGE
                                                                    AVAILABLE         NUMBER       EXERCISE
                                                                    FOR GRANT       OF SHARES       PRICE
                                                                  --------------- -------------- ------------
       Shares authorized.......................................        9,500,000             --           --
       Options granted.........................................       (5,807,500)     5,807,500  $     0.05
       Options exercised.......................................               --             --  $        --
       Options canceled........................................           80,000        (80,000) $     0.05
                                                                  --------------- --------------

       Balances, December 31, 1999.............................        3,772,500      5,727,500  $     0.05

       Shares authorized.......................................        6,000,000             --  $        --
       Options granted.........................................       (5,725,028)     5,725,028  $     0.76
       Options exercised.......................................               --     (4,551,765) $     0.15
       Options canceled........................................          425,124       (425,124) $     0.59
                                                                  --------------- --------------

       Balances, June 30, 2000.................................        4,472,596      6,475,639  $     0.57
                                                                  =============== ==============

       The following tables summarizes information with respect to stock options outstanding and exercisable at December 31, 1999:


                               OPTIONS OUTSTANDING
                           -----------------------------
                                               WEIGHTED
                                               AVERAGE
                                              REMAINING    WEIGHTED
                                             CONTRACTUAL   AVERAGE
                                NUMBER          LIFE       EXERCISE       OPTIONS
        EXERCISE PRICE       OUTSTANDING       (YEARS)      PRICE       EXERCISABLE
       ------------------  ---------------  ------------ ------------  -------------
       $           0.05         5,727,500      9.92      $     0.05       5,727,500
                           ---------------                             -------------

                                5,727,500                $     0.05       5,727,500
                           ===============                             =============

       The following table summarizes information with respect to stock options outstanding and exercisable at June 30, 2000:


                               OPTIONS OUTSTANDING
                           -----------------------------
                                        WEIGHTED
                                        AVERAGE
                                        REMAINING    WEIGHTED
                                       CONTRACTUAL   AVERAGE
         EXERCISE        NUMBER           LIFE       EXERCISE       OPTIONS
          PRICE       OUTSTANDING        (YEARS)      PRICE       EXERCISABLE
       -----------  ----------------  ------------ ------------  -------------
       $     0.05          3,203,450      9.02       $     0.05     3,203,450
       $     0.50          1,521,674      9.67       $     0.50     1,521,674
       $     1.00            239,100      9.83       $     1.00       239,100
       $     1.50            376,787      9.83       $     1.50       376,787
       $     1.75          1,134,628      9.92       $     1.75     1,134,628
                    -----------------                             ------------

                           6,475,639                                6,475,639
                    =================                             ============

                                 SITESMITH, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

FAIR VALUE DISCLOSURES

       The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:

                                                   PERIOD FROM
                                                   SEPTEMBER 8,
                                                      1999           SIX
                                                   (INCEPTION)      MONTHS
                                                     THROUGH         ENDED
                                                   DECEMBER 31,     JUNE 30,
                                                       1999          2000
                                                 ----------------- ----------

Weighted average fair values..................   $          1.26   $   2.56

Assumptions:
   Risk-free interest rates...................              5.75%      6.43%
   Expected lives.............................            5 years    3 years
   Dividend yield.............................                 0%         0%

       Had compensation cost for the Company's stock option plan been determined based on the fair market values of these stock options at the grant dates consistent with the provisions of SFAS No. 123, the Company's net loss would have changed to the pro forma amounts as follows:


                                                                                    PERIOD FROM
                                                                                    SEPTEMBER 8,
                                                                                       1999
                                                                                    (INCEPTION)
                                                                                      THROUGH        SIX MONTHS
                                                                                    DECEMBER 31,        ENDED
                                                                                       1999         JUNE 30, 2000
                                                                                 ----------------  ---------------
Net loss attributable to common stockholders--as reported.....................    $    (2,162,843)  $  (22,461,618)
Net loss attributable to common stockholders--pro forma.......................    $    (2,170,291)  $  (22,602,482)
Basic and diluted net loss per share attributable to
   common stockholders--as reported...........................................    $         (1.17)  $        (6.68)
Basic and diluted net loss per share attributable to
   common stockholders--pro forma.............................................    $         (1.18)  $        (6.72)

       The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated.

UNEARNED STOCK-BASED COMPENSATION

       In connection with certain employee stock option grants, the Company recorded unearned stock-based compensation totaling $19,972,257 at June 30, 2000, which is being amortized over the vesting periods of the related options, generally four years using the method set out in FASB Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services have been provided. This method results in higher compensation expense in the earlier vesting periods of the related options. Amortization of this stock-based compensation recognized during the period from inception to December 31, 1999 and for the six months ended June 30, 2000 totaled approximately $663,000 and $4,752,000, respectively.

       In connection with certain consultant stock option grants, the Company recorded unearned stock-based compensation totaling $541,544 at June 30, 2000, which is being amortized over the vesting periods of the related options. Amortization of this stock-based compensation recognized during the six months ended June 30, 2000 totaled approximately $77,000. These option grants are subject to variable accounting, which may result in

                                 SITESMITH, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

substantial increases in the compensation expense, as the fair value of the Company's common stock may increase in future periods.

NOTE 7 - COMMITMENTS AND CONTINGENCIES:

LEASES

       The Company leases office space in California, Illinois, New York, New Jersey and Virginia under noncancelable operating leases with expiration dates through the year 2010. In addition to office leases, the Company also leases equipment under noncancelable leases with expiration dates through the year 2002. Rent expense for the year ended December 31, 1999 and for the six months ended June 30, 2000 totaled $98,403 and $1,164,319, respectively.

 YEARS ENDING DECEMBER 31,                         OPERATING LEASES
----------------------------                       -----------------

   2000.........................................   $     1,261,638
   2001.........................................          2,242,869
   2002.........................................          1,896,257
   2003.........................................          1,729,049
   2004.........................................          1,788,441
   Thereafter...................................          4,560,353
                                                   -----------------

   Total minimum lease payment                     $    13,478,607
                                                   =================

EQUIPMENT LEASE LINE

       In June 2000, the Company entered into a two year equipment financing agreement which provided for borrowings of up to $2,000,000, secured by the assets acquired, and restricted cash equal to six months of lease payments. At June 30, 2000 the restricted cash balance was $374,431 and the amount outstanding under the line of credit was $1,485,802. As of June 30, 2000, no payments have been made.

CONTINGENT LIABILITIES

       From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position or results of operations of the Company.

EMPLOYMENT AGREEMENTS

       The Company has entered into employment agreements with certain officers and employees of the Company. The agreements generally provide for annual bonuses and incentive stock options as determined by the Board of Directors as well as covenants not-to-compete during the employment term and for a period thereafter. The employment agreements also generally provide for severance and accelerated vesting clauses in the event the individual is terminated without cause, or a significant change in control occurs.

EMPLOYEE BENEFIT PLAN

       The Company has a qualified 401(k) plan available to substantially all employees over the age of 21 years. Participants may contribute up to 20 percent of their annual compensation to the plan, limited to a maximum amount set by the Internal Revenue Service. The Company may make contributions to the 401(k) plan at the discretion of the Board of Directors. No Company contributions have been made to the plan since inception.

                                 SITESMITH, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 8 - UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA STOCKHOLDERS' EQUITY:

     Upon the closing of the Company's initial public offering, all outstanding mandatorily redeemable convertible preferred stock will be converted automatically into common stock. The pro forma effect of this conversion has been presented as a separate column in the Company's consolidated balance sheet, assuming the conversion had occurred as of June 30, 2000.

     Pro forma basic and diluted net loss per common share have been computed as described in Note 2 and also give effect to common equivalent shares from mandatorily redeemable convertible preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method) for the respective period.

     A reconciliation of the numerator and denominator used in the calculation of pro forma basic and fully diluted net loss per share attributable to common stockholders' follows (in thousands, except per share amounts):

                                                                                 PERIOD FROM
                                                                              SEPTEMBER 8, 1999       SIX MONTHS
                                                                              (INCEPTION) THROUGH    ENDED JUNE 30,
                                                                              DECEMBER 31, 1999          2000
                                                                              -------------------  ----------------
                                                                                         (UNAUDITED)
Net loss attributable to common stockholders'.............................    $       (2,162,843)  $   (22,461,618)
                                                                              ===================  ================

Shares used in computing basic and diluted net loss per share
   attributable to common stockholders'...................................             1,846,500         3,361,016

Adjusted to reflect the effect of the assumed conversion of mandatorily redeemable convertible preferred stock from the date of issuance.......
     Series A mandatorily redeemable convertible preferred stock..........             5,400,000         7,200,000
     Series B mandatorily redeemable convertible preferred stock..........                    --         7,380,738
                                                                              -------------------  ----------------


Weighted average number of shares used in computing pro forma net loss per
   share attributable to common stockholders, basic and diluted...........             7,246,500        17,941,754
                                                                              ===================  ================

Pro forma net loss per share attributable to common stockholders,
   basic and diluted......................................................    $            (0.30)  $         (1.25)
                                                                              ===================  ================

NOTE 9 - INCOME TAXES:

     No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses since inception.

     At December 31, 1999 and June 30, 2000, the Company had net operating loss carryforwards available to offset future regular and alternative minimum taxable income of approximately $1,379,000 and $17,594,000, respectively. These carryforwards expire between 2007 through 2019, if not utilized before these dates.

     Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any year include, but are not limited to, a cumulative ownership change of more than 50% as defined, over a three-year period. SiteSmith has not yet determined the extent that its net operating loss benefit will be limited.

                                 SITESMITH, INC.
                   NOTES TO FINANCIAL STATEMENTS (Continued)

     The Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                                   PERIOD FROM
                                                                                    SEPTEMBER 8,
                                                                                 1999 (INCEPTION)
                                                                                      THROUGH        SIX MONTHS
                                                                                   DECEMBER 31,         ENDED
                                                                                       1999         JUNE 30, 2000
                                                                                 ----------------  --------------
Deferred tax assets (current):
   Net operating loss carry forwards..........................................   $       549,000   $   7,008,000
   Other accruals.............................................................            31,000         280,000
                                                                                 ----------------  --------------
       Deferred tax assets....................................................           580,000       7,288,000

Deferred tax liabilities (non-current):
   Depreciation...............................................................           (14,000)       (164,000)
                                                                                 ----------------  --------------
       Deferred tax liabilities...............................................           (14,000)       (164,000)

   Net deferred tax assets....................................................           566,000       7,124,000
   Valuation allowance........................................................          (566,000)     (7,124,000)
                                                                                 ----------------  --------------
                                                                                 $            --   $          --
                                                                                 ================  ==============

     Due to the uncertainty surrounding the realization of favorable tax attributes in future tax returns, the Company has placed a valuation allowance against all of its net deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

NOTE 10 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                                  PERIOD FROM
                                                                                  SEPTEMBER 8,
                                                                                      1999
                                                                                  (INCEPTION)
                                                                                    THROUGH          SIX MONTHS
                                                                                  DECEMBER 31,          ENDED
                                                                                      1999         JUNE 30, 2000
                                                                                -----------------  --------------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
     Common stock issued for services provided..............................    $         46,800   $     175,440
     Unearned stock-based compensation for services provided................    $             --   $     541,549
     Unearned stock-based compensation relating to employee stock option
       grants...............................................................    $      7,136,465   $  12,835,792

NOTE 11 - SUBSEQUENT EVENT (UNAUDITED):

     On July 1, 2000, Mark F. Spagnolo joined SiteSmith as chief executive officer. His employment agreement provides for the grant of an option to purchase 3,000,000 shares of common stock at the fair market value on the grant date. The option shall vest as follows: 750,000 are fully vested on grant date and 25% of the remaining 2,250,000 shall vest on the first anniversary of his start date with the balance vesting in 36 equal monthly increments. The agreement also provides for a loan to purchase common stock. The loan is full recourse and will be secured by any shares of stock obtained by exercising the options described above and other personal property. In July 2000, Mr. Spagnolo exercised 1,409,525 of his options to purchase common stock by executing a full-recourse promissory note for $2,466,528. The promissory note is payable on the earlier of July 1, 2004 or 60 days after the employment with the Company terminates for any reason and bears an interest of 6.51% of the unpaid principal balance each year. The agreement further provides acceleration of options and the payment of certain bonuses and severance in the event of a change in control or involuntary termination.

     In July 2000, David C. Winn joined SiteSmith as a managing director. His employment agreement provides for the grant of an option to purchase 1,000,000 shares of common stock at the fair market value on the grant date.

                                 SITESMITH, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The option shall vest as follows: 25% shall vest on the first anniversary of his start date with the balance vesting in 36 equal monthly increments. The agreement also provides for a loan to purchase common stock. The loan is full recourse and will be secured by any shares of stock obtained by exercising the options described above and other personal property. In July 2000, Mr. Winn exercised 1,000,000 of his options to purchase common stock by executing a full-recourse promissory note for $1,749,900. The promissory note is payable on the earlier of September 1, 2004 or 30 days after his employment with the Company terminates for any reason and bears an interest of 6.51% of the unpaid principal balance each year. The agreement further provides acceleration of options, the payment of certain bonuses and severance in the event of a change in control or in voluntary termination.

       On July 19, 2000, in connection with an executive search agreement with Heidrick & Struggles, Inc., the Company issued a warrant to purchase an aggregate of 437,500 shares of common stock at an exercise price of $1.75 per share. The warrants expire on (i) the earlier of one year after an initial public offering (ii) upon a merger, or (iii) seven years after the date of issuance. The Company valued the warrants using the Black-Scholes option pricing model, applying an expected life of seven years, a weighted average risk free interest rate of 6.43%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $5.09 per share. The fair value of the warrants of approximately $1,911,000 will be expenses in full.

       On August 1, 2000, in connection with an executive search agreement Heidrick & Struggles, Inc., the Company issued a warrant to purchase an aggregate of 83,333 shares common stock at an exercise price of $1.75 per share. The warrants expire on (i) the earlier of one year after an initial public offering (ii) upon a merger, or (iii) seven years after the date of issuance. The Company valued the warrants using the Black-Scholes option pricing model, applying an expected life of seven years, weighted average risk free interest rate of 6.43%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $5.09 per share. The fair value of the warrants of approximately $364,000 will be expensed in full.

       In July 2000, the Company entered into an operating lease agreement for its new facility in Santa Clara, California. The agreement is for a minimum of ten years, with future minimum lease payments of $1,375,836; $2,806,704; $2,918,970; $3,035,730; $3,157,164 and $19,742,472 for fiscal years 2000, 2001,
2002, 2003, 2004 and thereafter, respectively. Concurrent with the execution of the lease, the Company posted a letter of credit in the amount of $2,850,000, which expires on October 1, 2001. In connection with the lease agreement, the Company granted the lessor warrants to purchase up to 10,000 shares of the Company's preferred stock at an exercise price per share equal to the price paid for the preferred stock in the Company's next private equity financing. The Company completed a Series C preferred stock round of financing on July 23, 2000 at a price of $5.65 per share. The warrants expire on the earlier of (i) April 2007, (ii) the sale of all or substantially all the capital stock on substantially all the assets of the Company in a merger, business combination or other form of business transaction in which more than fifty percent (50%) of the voting power of the Company is disposed of or, (iii) the closing of a firm commitment underwritten public offering with an offering price not less than $5.00 per share and aggregate proceeds of $25,000,000. The warrants were valued at $40,680 using the Black-Scholes option pricing model and will be recorded as additional rent expense over the life of the lease. The following assumptions were used in determining the fair value of the warrants: deemed fair value per share of $5.65, dividend yield of 0%, expected volatility of 70%, risk-free interest rate of 6.43% and a contractual life of 7 years.

       During the period from July 1, 2000 through July 31, 2000, the Company granted options to purchase an aggregate of 4,255,975 shares of common stock resulting in an additional deferred compensation of approximately $14,194,000.

       In July 2000, the Company amended and restated its Certificate of Incorporation to change the authorized share capital to 50,000,000 of common stock and 20,539,110 of mandatorily redeemable convertible preferred stock, of which 7,200,000 has been designated to Series A, 8,610,681 has been designated to Series B and 4,728,429 has been designated as Series C.

       The conversion and dividend rights, preferences and privileges of the Series A mandatorily redeemable convertible and Series B mandatorily redeemable convertible preferred stock were also amended as follows:

       o Dividends are payable at a rate of $0.04 per share for Series A mandatorily redeemable convertible preferred stock and at $0.19 per share for Series B mandatorily redeemable convertible preferred stock.

                                 SITESMITH, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     o All shares of mandatorily redeemable convertible preferred stock shall automatically be converted into shares of common stock upon the closing of an underwritten public offering having an aggregate offering price of at least $35,000,000 and a per share offering price of at least $11.30.

     On July 20, 2000, the Company sold 3,827,818 shares of Series C mandatorily redeemable convertible preferred stock for net proceeds of $21,627,000. Upon the closing of this financing, the $4,999,999 convertible promissory notes and accrued interest were automatically converted into 889,554 shares of Series C mandatorily redeemable convertible preferred stock. The rights, preferences and privileges of the Series C redeemable preferred stock are consistent with those outlined for Series A and Series B in Note 4, except as follows:

     o    Dividends are payable at a rate of $0.45 per share.

     o Holders have a liquidation preference at $5.65 per share plus all declared but unpaid dividends.

     Management believes that its current cash balances are sufficient to continue its operations through June 30, 2001. In order to fund its planned expansion and execute its business plan as currently contemplated, the Company will require additional capital. In August 2000, the Company's board of directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public.

     In August 2000, the Board of Directors adopted the 2000 Directors' Stock Plan under which 500,000 shares were reserved for issuance. The plan will become effective on the effective date of the Registration Statement of the Company's initial public offering. The plan provides that each person who becomes a non-employee director after the effective date will be granted a non-statutory stock option to purchase 25,000 shares of common stock which will vest over four years. On the date of the Company's annual stockholder meeting each year, an additional 5,000 shares of common stock which vest over one year will be granted to non-employee directors who have served on the Board of Directors for at least six months. Options granted will have an exercise price equal to the fair market value of the common stock on the date of grant and will have a term of ten years. This plan is subject to stockholder approval.

     In August 2000, the 2000 Employee Stock Purchase Plan (the "Purchase Plan"), was adopted by the Board of Directors. A total of 750,000 shares of common stock has been reserved for issuance under the Purchase Plan, plus an annual increase on the first day of each fiscal year beginning in 2001 and ending in 2010 equal to the lesser of (i) 500,000 shares; (ii) 1% of the outstanding stock on the last day of the immediately preceding fiscal year; or
(iii) a lesser number determined by the Board of Directors. This plan will become effective on the effective date of the Registration Statement of the Company's initial public offering. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 15% of an employee's eligible compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of the offering period or at the end of an offering period. Employees may end their participation in the Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment. Purchases of common stock will occur on May 1 and November 1 of each year. The value of shares purchased in any calendar year may not exceed $25,000. In addition, no employee may purchase more than 1,000 shares of common stock under the Purchase Plan in any one purchase period. This plan is subject to stockholder approval.

     The Company's Board of Directors adopted the 2000 Executive Stock Incentive Plan, (the "Executive Plan"), in July 2000. The Company has reserved a total of 4,000,000 shares of common stock for issuance under the Executive Plan. As of August 1, 2000, 2,409,525 options have been exercised, options to purchase a total of 1,590,475 shares at a weighted average exercise price of $1.75 per share were outstanding and no shares remained available for future option or stock purchase right grants. The Company does not intend to grant any additional options or stock purchase rights under the Executive Plan after the date of the Company's initial public offering. Unless terminated earlier, the Executive Plan will terminate in 2010.

     The terms of options and stock purchase rights under the Executive Plan are generally the same as those that may be issued under the Option Plan, except that the Executive Plan does not impose a limitation on the number of shares subject to options and stock purchase rights that may be issued to any individual employee. This plan is subject to stockholder approval.

                                                          [SITESMITH LOGO]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                               AMOUNT TO BE
                                                                   PAID
                                                               ------------
SEC registration fee..........................................      *
NASD filing fee...............................................      *
Nasdaq National Market listing fee............................      *
Printing and engraving expenses...............................      *
Legal fees and expenses.......................................      *
Accounting fees and expenses..................................      *
Blue Sky qualification fees and expenses......................      *
Transfer Agent and Registrar fees.............................      *
Miscellaneous fees and expenses...............................      *
                                                               ------------
     Total....................................................      *
                                                               ============
    *  to be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article VII of our certificate of incorporation, exhibit 3.2 hereto, and article VI of our bylaws, exhibit 3.3, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into indemnification agreements, exhibit 10.3, with our officers and directors. The underwriting agreement, exhibit 1.1, also provides for cross-indemnification among SiteSmith and the underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

       Since September 8, 1999, our date of inception, we have sold and issued the following securities:

       1. In September 1999, we issued and sold an aggregate of 8,500,000 shares of our common stock at a price of $0.001 per share to Messrs. Tseu, Rasmussen and Ryan.

       2. In October 1999, we issued 7,200,000 shares of our Series A preferred stock at a price of $0.50 per share to twenty-seven investors, including 5 venture capital funds: Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P., Credit Suisse First Boston Bedrock Fund, L.P., Communications Ventures III, L.P. and Communications Ventures III CEO & Entrepreneur's Fund, L.P. Mr. McLean, a director of SiteSmith, is affiliated with Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P. and Credit Suisse First Boston Bedrock Fund, L.P.

       3. In January and February 2000, we issued 8,610,861 shares of our Series B preferred stock at a price of $2.38 per share to fifty investors, including 8 venture capital funds: Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P., Credit Suisse First Boston Bedrock Fund, L.P., Communications Ventures III, L.P., Communications Ventures III CEO & Entrepreneur's Fund L.P., Weiss, Peck & Greer Associates V, L.L.C., Weiss, Peck & Greer Venture Associates V-A, L.L.C. and Weiss, Peck & Greer Associates V Cayman, L.P. Mr. McLean, a director of SiteSmith, is affiliated with Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P., Credit Suisse First Boston Bedrock Fund, L.P. Ms. Johnson, a director of SiteSmith, is affiliated with Weiss, Peck & Greer

Associates V, L.L.C., Weiss, Peck & Greer Venture Associates V-A, L.L.C. and Weiss, Peck & Greer Associates V Cayman, L.P.

       4. In July, 2000, we issued 4,717,372 shares of our Series C preferred stock at a price of $5.65 per share to seventeen investors, including 14 venture capital funds: Dell Ventures, L.P., Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P., Credit Suisse First Boston Bedrock Fund, L.P., Communications Ventures III, L.P., Communications Ventures III CEO & Entrepreneur's Fund L.P., ComVentures IV, L.P., ComVentures IV CEO Fund, L.P., ComVentures Entrepreneurs' Fund, L.P., Weiss, Peck & Greer Associates V, L.L.C., Weiss, Peck & Greer Venture Associates V-A, L.L.C. and Weiss, Peck & Greer Associates V Cayman, L.P., WPG Information Sciences Entrepreneur Fund II, L.L.C., and WPG Information Sciences Entrepreneur Fund II-A. L.L.C. Mr. McLean, a director of SiteSmith, is affiliated with Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P. and Credit Suisse First Boston Bedrock
Fund, L.P.

       5. In July 2000, we issued warrants to purchase 10,000 shares of Series C Preferred Stock and 520,833 shares of common stock to a lessor of real property and the placement agency used in connection with the hiring of Mr. Spagnolo and Mr. Winn, respectively.

       6. As of August 1, 2000, we have granted stock options to purchase a total of 11,788,503 shares of our common stock at exercise prices ranging from $0.05 to $1.75 per share to a total of 331 employees and directors pursuant to our 1999 Stock Plan.

       7. As of August 1, 2000, we have granted restricted stock purchase rights to purchase a total of 138,000 shares of our common stock at an exercise price of $0.50 per share to a total of 4 consultants pursuant to our 1999 Stock Plan.

       8. As of August 1, 2000, we have granted stock options to purchase a total of 4,000,000 shares of our common stock at a price of $1.75 per share to two of our officers pursuant to our 2000 Executive Stock Incentive Plan.

       The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering except that the issuance in Item 3 was deemed to be exempt under the Securities Act in reliance on Rule 506 of Regulation D promulgated under the Securities Act. In addition, certain issuances described in Item 6 and Item 7 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act.

       The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with SiteSmith, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a)   Exhibits

 NUMBER     DESCRIPTION
----------  -------------
   1.1*     Form of Underwriting Agreement.
   3.1      Amended and Restated Certificate of Incorporation of SiteSmith.
   3.2      Amended and Restated Certificate of Incorporation of SiteSmith (proposed).
   3.3      Amended and Restated Bylaws of SiteSmith.
   3.4      Amended and Restated Bylaws of SiteSmith (proposed).
   4.1*     Specimen Stock Certificate.
   4.2      Amended and Restated Investors' Rights Agreement dated July 20, 2000.
   5.1*     Opinion of Venture Law Group, A Professional Corporation.
  10.1*     Employment Agreement between Mark Spagnolo and SiteSmith.
  10.2*     Employment Agreement between David Winn and SiteSmith.
  10.3      Form of Indemnification Agreement between SiteSmith and each of its officers and directors.
  10.4      Change of Control Agreement between SiteBrigade, Inc. and Marvin Tseu.
  10.5      Change of Control Agreement between SiteBrigade, Inc. and Robert Ryan.
  10.6      Change of Control Agreement between SiteBrigade, Inc. and Dan Rasmussen.
  10.7      1999 Stock Plan and form of stock option agreement and restricted stock purchase agreement.
  10.8      2000 Employee Stock Purchase Plan and form of enrollment agreement.
  10.9      2000 Directors' Stock Option Plan.
  10.10     Industrial Lease dated September 15, 1999 between Spieker Properties, L.P., a California limited partnership and SiteBrigade, Inc.
  10.11     First Amendment to Lease dated January 7, 2000 between Spieker Properties, L.P., a California limited partnership, and SiteSmith.
  10.12     Consent to Sublease Agreement dated January 14, 2000 between Spieker Properties, L.P., a California limited partnership, SiteSmith, and DPSS Lasers, Inc., a California corporation, and Sublease dated
            January 14, 2000 between SiteSmith and DPSS Lasers, Inc., a California corporation.
  10.13     2000 Executive Stock Incentive Plan.
  10.14     Stock Option Agreement between David Winn and SiteSmith.
  10.15     Stock Option Agreements between Mark Spagnolo and SiteSmith.
  10.16     Employment letter for Richard Dym.
  10.17     Employment letter for Lee Finck.
  10.18     Employment letter for Michael Seifert.
  10.19     Employment letter for Peter Hilliard.
  10.20     Employment letter for David Bauer.
  10.21     Employment letter for Frank Slattery.
  10.22     Employment letter for Mary Cortani.
  10.23     Warrant to purchase 437,500 shares of common stock dated July 19, 2000 issued to Heidrick &
            Struggles, Inc.
  10.24*    Warrant to purchase 83,333 shares of common stock dated August 1, 2000 issued to Heidrick &
            Struggles, Inc.
  21.1      Subsidiaries of SiteSmith.
  23.1      Consent of Independent Accountants.
  23.2*     Consent of Venture Law Group (included in Exhibit 5.1).
  24.1      Power of Attorney (see page II-5).
  27.1      Financial Data Schedule for the six months ended June 30, 2000.
  27.2      Financial Data Schedule for the period from September 8, 1999 (inception) to December 31, 1999.
--------------

    * To be supplied by amendment.

ITEM 17. UNDERTAKINGS

       The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California on August 11, 2000.


                                            SITESMITH, INC.

                                            By: /s/ Mark F. Spagnolo
                                               ---------------------------------
                                                        Mark F. Spagnolo
                                                    Chief Executive Officer



                                POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Mark F. Spagnolo and Michael E. Seifert, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                  Title                                      Date

/s/ Mark F. Spagnolo
-----------------------------------------  Chief Executive Officer and Chairman of
            Mark F. Spagnolo               the Board of Directors                     August 11, 2000


/s/ Michael E. Seifert
-----------------------------------------  Chief Financial Officer
           Michael E. Seifert                                                         August 11, 2000


/s/ Carolyn V. Aver
-----------------------------------------  Director
            Carolyn V. Aver                                                           August 11, 2000


/s/ Amal M. Johnson
-----------------------------------------  Director
            Amal M. Johnson                                                           August 11, 2000


/s/ James L. McLean
-----------------------------------------  Director
            James L. McLean                                                           August 11, 2000


/s/ Robert John Ryan IV
-----------------------------------------  Director
          Robert John Ryan IV                                                         August 11, 2000


/s/ Edward J. Sanderson, Jr.
-----------------------------------------  Director
        Edward J. Sanderson, Jr.                                                      August 11, 2000


/s/ Marvin Tseu
-----------------------------------------  Director
              Marvin Tseu                                                             August 11, 2000


                                  EXHIBIT INDEX

  NUMBER    DESCRIPTION
---------- -------------
 1.1*       Form of Underwriting Agreement.
 3.1        Amended and Restated Certificate of Incorporation of SiteSmith.
 3.2        Amended and Restated Certificate of Incorporation of
            SiteSmith (proposed).
 3.3        Amended and Restated Bylaws of SiteSmith.
 3.4        Amended and Restated Bylaws of SiteSmith (proposed).
 4.1*       Specimen Stock Certificate.
 4.2        Amended and Restated Investors' Rights Agreement dated July 20,
            2000.
 5.1*       Opinion of Venture Law Group, A Professional Corporation.
 10.1*      Employment Agreement between Mark Spagnolo and SiteSmith.
 10.2*      Employment Agreement between David Winn and SiteSmith.
 10.3       Form of Indemnification Agreement between SiteSmith and each of its officers and directors.
 10.4       Change of Control Agreement between SiteBrigade, Inc. and Marvin
            Tseu.
 10.5       Change of Control Agreement between SiteBrigade, Inc. and Robert
            Ryan.
 10.6       Change of Control Agreement between SiteBrigade, Inc. and Dan
            Rasmussen.
 10.7       1999 Stock Plan and form of stock option agreement and restricted stock purchase agreement.
 10.8       2000 Employee Stock Purchase Plan and form of enrollment agreement.
 10.9       2000 Directors' Stock Option Plan.
 10.10      Industrial Lease dated September 15, 1999 between Spieker
            Properties, L.P., a California limited partnership and SiteBrigade,
            Inc.
 10.11      First Amendment to Lease dated January 7, 2000 between Spieker
            Properties, L.P., a California limited partnership, and SiteSmith.
 10.12      Consent to Sublease Agreement dated January 14, 2000 between Spieker
            Properties, L.P., a California limited partnership, SiteSmith, and
            DPSS Lasers, Inc., a California corporation, and Sublease dated
            January 14, 2000 between SiteSmith and DPSS Lasers, Inc., a
            California corporation.
 10.13      2000 Executive Stock Incentive Plan.
 10.14      Stock Option Agreement between David Winn and SiteSmith.
 10.15      Stock Option Agreements between Mark Spagnolo and SiteSmith.
 10.16      Employment letter for Richard Dym.
 10.17      Employment letter for Lee Finck.
 10.18      Employment letter for Michael Seifert.
 10.19      Employment letter for Peter Hilliard.
 10.20      Employment letter for David Bauer.
 10.21      Employment letter for Frank Slattery.
 10.22      Employment letter for Mary Cortani.
 10.23      Warrant to purchase 437,500 shares of common stock dated July 19,
            2000 issued to Heidrick & Struggles, Inc.
 10.24*     Warrant to purchase 83,333 shares of common stock dated August 1,
            2000 issued to Heidrick & Struggles, Inc.
 21.1       Subsidiaries of SiteSmith.
 23.1       Consent of Independent Accountants.
 23.2*      Consent of Venture Law Group (included in Exhibit 5.1).
 24.1       Power of Attorney (see page II-5).
 27.1       Financial Data Schedule for the six months ended June 30, 2000.
 27.2       Financial Data Schedule for the period from September 8, 1999
            (inception) to December 31, 1999.
--------------
    * To be supplied by amendment.